Exhibit 10.14

CREDIT AND GUARANTY AGREEMENT

dated as of September 19, 2014

among

INOVALON HOLDINGS, INC.,

as Borrower,

CERTAIN SUBSIDIARIES OF BORROWER,

as Guarantors,

VARIOUS LENDERS,

GOLDMAN SACHS BANK USA,
MORGAN STANLEY SENIOR FUNDING, INC.,
CITIGROUP GLOBAL MARKETS INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, and
UBS SECURITIES LLC

as Joint Lead Arrangers and Joint Lead Bookrunners,

and

GOLDMAN SACHS BANK USA,

as Administrative Agent,

$300,000,000 Term Loan Facility and $100,000,000 Revolving Loan Facility

i

3.3	Determinations Under This Section 3	23

SECTION 4.	REPRESENTATIONS AND WARRANTIES	23

4.1	Corporate Existence and Power	23
4.2	Corporate and Governmental Authorization; No Contravention	23
4.3	Binding Effect	24
4.4	Financial Information	24
4.5	Litigation	24
4.6	Compliance with ERISA	24
4.7	Compliance with Laws and Agreements	25
4.8	Investment Company Act	25
4.9	Taxes	25
4.10	Federal Reserve Regulations	25
4.11	Solvency	26
4.12	Accuracy of Information	26

SECTION 5.	COVENANTS	26

5.1	Information	26
5.2	Conduct of Business and Maintenance of Existence and Insurance	28
5.3	Minimum Liquidity	28
5.4	Indebtedness	28
5.5	Liens	28
5.6	Compliance with Laws	30
5.7	Inspection of Property, Books and Records	30
5.8	Payment of Obligations	30
5.9	Guarantors	31
5.10	Security	31
5.11	No Further Negative Pledges	31
5.12	Consolidation or Merger	31

SECTION 6.	GUARANTY	32

6.1	Guaranty of the Obligations	32
6.2	Contribution by Guarantors	32
6.3	Payment by Guarantors	33
6.4	Liability of Guarantors Absolute	33
6.5	Waivers by Guarantors	35

6.6	Guarantors’ Rights of Subrogation, Contribution, Etc.	35
6.7	Subordination of Other Obligations	36
6.8	Continuing Guaranty	36
6.9	Authority of Guarantors or Borrower	36
6.10	Financial Condition of Borrower	36
6.11	Bankruptcy, Etc.	37
6.12	Discharge of Guaranty Upon Sale of Guarantor	37

SECTION 7.	EVENTS OF DEFAULT	37

7.1	Events of Default:	37
7.2	Rights and Remedies	39
7.3	Notice of Default	40
7.4	Preservation of Certain Rights and Remedies	40

SECTION 8.	AGENTS	40

8.1	Appointment of Agents	40
8.2	Powers and Duties	40
8.3	General Immunity	40
8.4	Agents Entitled to Act as Lender	42
8.5	Lenders’ Representations, Warranties and Acknowledgment	42
8.6	Right to Indemnity	42
8.7	Successor Administrative Agent	43
8.8	Pledge Agreement and Guaranty	43
8.9	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	44
8.10	Withholding Taxes	45

SECTION 9.	MISCELLANEOUS	45

9.1	Notices	45
9.2	Expenses	47
9.3	Indemnity	48
9.4	Set-Off	48
9.5	Amendments and Waivers	49
9.6	Successors and Assigns; Participations	51
9.7	Independence of Covenants	55
9.8	Survival of Representations, Warranties and Agreements	55

9.9	No Waiver; Remedies Cumulative	55
9.10	Marshalling; Payments Set Aside	56
9.11	Severability	56
9.12	Obligations Several; Independent Nature of Lenders’ Rights	56
9.13	Headings	56
9.14	Applicable Law	56
9.15	Consent to Jurisdiction	56
9.16	Waiver of Jury Trial	57
9.17	Confidentiality	57
9.18	Usury Savings Clause	59
9.19	Effectiveness; Counterparts	60
9.20	Entire Agreement	60
9.21	PATRIOT Act	60
9.22	Electronic Execution of Assignments	60
9.23	No Fiduciary Duty	60

APPENDICES:	A-1	Term Loan Commitments

	A-2	Revolving Loan Commitments

	B-1	Notice Addresses

SCHEDULES:	1.1	Definitions

EXHIBITS:	A-1	Borrowing Notice

	A-2	Conversion/Continuation Notice

	B-1	Term Loan Note

	B-2	Revolving Loan Note

	C	Assignment Agreement

	D-1	U.S. Tax Compliance Certificate (Foreign Lenders That Are Not Partnerships)

	D-2	U.S. Tax Compliance Certificates (Foreign Participants That Are Not Partnerships)

	D-3	U.S. Tax Compliance Certificate (Foreign Participants That Are Partnerships)

	D-4	U.S. Tax Compliance Certificate (Foreign Lenders That Are Partnerships)

	E	Disclosure Schedule

	F	Pledge Agreement

	G	Counterpart Agreement

	H	Compliance Certificate

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of September 19, 2014, is entered into by and among INOVALON HOLDINGS, INC. (the “Borrower”), a Delaware corporation, CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the Lenders party to this Agreement from time to time, GOLDMAN SACHS BANK USA (“Goldman Sachs”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”), and Goldman Sachs, MORGAN STANLEY SENIOR FUNDING, INC., CITIGROUP GLOBAL MARKETS INC., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and UBS SECURITIES LLC, as Joint Lead Arrangers and Joint Bookrunners (collectively, in such capacities, the “Arrangers”).

RECITALS:

A.  Lenders have agreed to extend certain credit facilities to Borrower, in an aggregate principal amount not to exceed $400,000,000, consisting of $300,000,000 aggregate principal amount of Term Loans and up to $100,000,000 aggregate principal amount of Revolving Loan Commitments, the proceeds of which will be used for working capital and general corporate purposes of Borrower and its direct and indirect subsidiaries from time to time, with the proceeds of the Term Loans being principally used for purposes of financing certain redemptions of Borrower’s Equity Interests by Borrower.

B.  Guarantors have agreed to guarantee the obligations of Borrower under this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants contained in this Agreement, the parties agree as follows:

SECTION 1.                         DEFINITIONS AND INTERPRETATION

1.1                               Definitions.  Capitalized terms used in this Agreement have the respective meanings assigned to them, or as otherwise specified, in Schedule 1.1.

1.2                               Accounting Terms.  Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined in this Agreement have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Borrower to Lenders under Sections 5.1(a) and 5.1(b) will be prepared, and all financial and accounting computations will be made in accordance with GAAP and without duplication, in each case in accordance with GAAP as in effect at the time of such preparation.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Borrower so requests, Administrative Agent and Borrower will negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders).  Until so amended, such ratio or requirement will continue to be computed in conformity with those accounting principles and policies used to prepare the Historical Financial Statements.

1.3                               Interpretation, Etc.  Any of the terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References to any Section, Appendix, Schedule or Exhibit mean a Section, an Appendix, a Schedule or an Exhibit, as the case may be, to this Agreement (and are included in the term “Agreement”), unless otherwise specifically provided.  The use of the word “include” or “including”, when following any general statement, term or matter, does not limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather refers to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The terms lease and license include sub-lease and sub-license, as applicable.  When used in the context of a Default or an Event of Default, the term “and continuing” or any derivative thereof means that such Default or Event of Default has not been cured prior to the time when Administrative Agent or the Requisite Lenders exercise or waive their respective rights or remedies under this Agreement with respect to such Default or Event of Default, and no such Default or Event of Default will be deemed to be continuing if it is cured prior to the time of any such waiver or exercise.

SECTION 2.                         LOANS

2.1                               Term Loans.

(a)                                 Loan Commitments.  Subject to the terms and conditions of this Agreement, each Lender severally agrees to make, in a single borrowing on the Closing Date, a Term Loan to Borrower in an amount equal to such Lender’s Term Loan Commitment.  Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.  Borrower will pay in full all amounts (other than contingent obligations as to which no claim or demand has been made) owed with respect to the Term Loans on or before the Maturity Date applicable to the Term Loans.  Each Lender’s Term Loan Commitment terminates immediately and without further action on the Closing Date, after giving effect to the funding of such Lender’s Term Loan Commitment on such date.

(b)                                 Borrowing Mechanics for Term Loans.

(i)                                     Borrower will deliver to Administrative Agent a fully executed Borrowing Notice no later than (x) the Closing Date with respect to Base Rate Loans and (y) three (3) Business Days prior to the Closing Date with respect to Eurodollar Rate Loans (or such shorter period as may be acceptable to Administrative Agent).  When Administrative Agent receives this Borrowing Notice, Administrative Agent will promptly notify each Lender of the proposed borrowing.

(ii)                                  Each Lender will make its Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date by wire transfer of same day funds in Dollars, at the principal office designated by Administrative Agent.  Upon satisfaction or waiver of the conditions precedent specified in this Agreement, Administrative Agent will make the proceeds of the Term Loans available to Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by Borrower.

2.2                               Revolving Loans.

(a)                                 Revolving Loan Commitments.  During the Revolving Loan Commitment Period, subject to the terms and conditions of this Agreement, each Lender severally agrees to make Revolving Loans to Borrower in an aggregate amount up to but not exceeding such Lender’s Revolving Loan Commitment, so long as after giving effect to the making of any Revolving Loans in no event will the Total Utilization of Revolving Loan Commitments exceed the Revolving Loan Commitments then in effect.  Amounts borrowed under this Section 2.2(a) may be repaid and reborrowed during the Revolving Loan Commitment Period.  Each Lender’s Revolving Loan Commitment will expire on the Revolving Loan Commitment Termination Date and (i) all Revolving Loans and (ii) other than contingent obligations as to which no claim or demand has been made, all other amounts owed under this Agreement with respect to the Revolving Loans and the Revolving Loan Commitments will be paid in full no later than such date.

(b)                                 Borrowing Mechanics for Revolving Loans.

(i)                                     Borrower will borrow Revolving Loans in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of such amount, except that no minimum borrowing amount (or minimum integral multiple in excess thereof) will apply at any time when the entire remaining amount of Revolving Loan Commitments then outstanding is being drawn by Borrower at such time.

(ii)                                  Subject to Section 2.22, whenever Borrower desires to borrow Revolving Loans, Borrower will deliver to Administrative Agent a fully executed Borrowing Notice no later than 10:00 a.m. (New York City time) at least three (3) Business Days in advance of the proposed Borrowing Date in the case of a Eurodollar Rate Loan, and at least one (1) Business Day in advance of the proposed Borrowing Date in the case of a Revolving Loan that is a Base Rate Loan; except that, if such Borrowing Date is the Closing Date, such Borrowing Notice may be delivered on the Closing Date with respect to Base Rate Loans and such period shorter than three (3) Business Days as may be agreed by Administrative Agent with respect to Eurodollar Rate Loans.  Except as otherwise provided in this Agreement, a Borrowing Notice for a Revolving Loan that is a Eurodollar Rate Loan will be irrevocable on and after the related Interest Rate Determination Date, and Borrower will be bound to accept a Borrowing in accordance therewith.

(iii)                               Notice of receipt of each Borrowing Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, will be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (so long as Administrative Agent has received such notice by 10:00 a.m. (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from Borrower.

(iv)                              Each Lender will make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Borrowing Date by wire transfer of same day funds in Dollars, at the Principal Office of Administrative Agent.  Except as provided in this Agreement, upon satisfaction or waiver of the conditions precedent specified in this Agreement, Administrative Agent will make the proceeds of such Revolving Loans available to Borrower on the applicable Borrowing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or such other account as may be designated in writing to Administrative Agent by Borrower.

2.3                               Pro Rata Shares; Availability of Funds.

(a)                                 Pro Rata Shares.  Lenders will make all Loans simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender will be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested under this Agreement, nor will any Term Loan Commitment or any Revolving Loan Commitment of any Lender be increased or decreased as a result of any such default by any other Lender.

(b)                                 Availability of Funds.  Unless Administrative Agent is notified by any Lender prior to the applicable Borrowing Date that such Lender does not intend to make available to

Administrative Agent the amount of such Lender’s Loan requested on such Borrowing Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Borrowing Date and Administrative Agent may, in its sole discretion, but will not be obligated to, make available to Borrower a corresponding amount on such Borrowing Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent will be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Borrowing Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three (3) Business Days and, after such third Business Day, at the Base Rate.  If (i) Administrative Agent declines to make a requested amount available to Borrower until such time as all applicable Lenders have made payment to Administrative Agent, (ii) a Lender fails to fund to Administrative Agent all or any portion of the Loans required to be funded by such Lender under this Agreement prior to the time specified in this Agreement and (iii) such Lender’s failure results in Administrative Agent failing to make a corresponding amount available to Borrower on the Borrowing Date, at Administrative Agent’s option, such Lender will not receive interest under this Agreement with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by Borrower through and including the time of Borrower’s receipt of the requested amount.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent will promptly notify Borrower and Borrower will immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Borrowing Date until the date such amount is paid to Administrative Agent, at the then-current interest rate applicable to the portion of the Loan that such Lender failed to fund.  Nothing in this Section 2.3(b) will be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Loan Commitments under this Agreement or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender under this Agreement.

2.4                               Use of Proceeds.  The proceeds of the Loans will be used for working capital and general corporate purposes of Borrower and its direct and indirect subsidiaries from time to time, with the  proceeds of the Term Loans being principally used for purposes of financing certain redemptions of Borrower’s Equity Interests by Borrower.

2.5                               Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)                                 Lenders’ Evidence of Debt.  Each Lender will maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation will be conclusive and binding on Borrower, absent manifest error.  The failure to make any such recordation, or any error in such recordation, will not affect any Lender’s Revolving Loan Commitments or Borrower’s Obligations in respect of any applicable Loans, and, if of any inconsistency between the Register and any Lender’s records, the recordations in the Register will govern.

(b)                                 Register.  Administrative Agent (or its agent or sub-agent appointed by it) will maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Loan Commitments and Loans of each Lender from time to time (the “Register”).  The Register will be available for inspection by Borrower or any Lender (with respect to (i) any entry relating to such Lender’s Loans and (ii) the identity of the other Lender’s (but not any information with respect to such other Lenders’ Loans).  Administrative Agent will record, or will cause to be recorded, in the Register the Revolving Loan Commitments and the Loans in accordance with the provisions of Section 9.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation will be conclusive and binding on Borrower and each Lender, absent manifest error.  Failure to make any such recordation, or any error in such recordation, will not affect any Lender’s Revolving Loan Commitments or Borrower’s Obligations in respect of any Loan.  Borrower hereby designates Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.5(b), and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates will constitute “Indemnitees.”

(c)                                  Notes.  If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least three (3) Business Days prior to the Closing Date, or at any time after the Closing Date, Borrower will execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender under Section 9.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan or Revolving Loan, as the case may be.

2.6                               Interest on Loans.

(a)                                 Except as otherwise set forth in this Agreement, each Type of Loan will bear interest on the unpaid principal amount thereof from the date such Loan is made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)                                     if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii)                                  if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.

(b)                                 The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Loan, will be selected by Borrower and notified to Administrative Agent and Lenders through the applicable Borrowing Notice or Conversion/Continuation Notice, as the case may be.

(c)                                  In connection with Eurodollar Rate Loans there will be no more than five (5) Interest Periods outstanding at any time.  If Borrower fails to specify between a Base Rate Loan and a Eurodollar Rate Loan in the applicable Borrowing Notice or Conversion/Continuation Notice, then Borrower will be deemed to have requested a Eurodollar Rate Loan having an Interest Period of thirty (30) days.  If Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Borrowing Notice or Conversion/Continuation Notice, then Borrower will be deemed to have selected an Interest Period of thirty (30) days.  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent will determine (which determination will, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that will apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and will promptly give notice thereof (in writing or by telephone confirmed in a writing delivered promptly thereafter) to Borrower and each Lender.

(d)                                 Interest payable under Section 2.6(a) will be computed (i) in the case of Base Rate Loans on the basis of a 360-day year (or, in the case of Base Rate Loans determined by reference to the “Prime Rate,” a 365-day or 366-day year, as applicable), and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term Loan, the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a

Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, will be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, will be excluded.  If a Loan is repaid on the same day on which it is made, one (1) day’s interest will be paid on that Loan.

(e)                                  Except as otherwise set forth in this Agreement, interest on each Loan (i) will accrue on a daily basis and will be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) will accrue on a daily basis and will be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) will accrue on a daily basis and will be payable in arrears at maturity of the Loans, including final maturity of the Loans; however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest will instead be payable on the applicable Interest Payment Date.

2.7                               Conversion/Continuation.

(a)                                 Subject to Section 2.16 and so long as no Default or Event of Default has occurred and is then continuing, Borrower will have the option:

(i)                                     to convert at any time all or any part of any Loan equal to $1,000,000 and integral multiples of $1,000,000 in excess of such amount (or, if less than $1,000,000, the entire principal amount of such Loan then outstanding) from one Type of Loan to another Type of Loan.  A Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower pays all amounts due under Section 2.16(c) in connection with any such conversion; or

(ii)                                  upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $1,000,000 in excess of such amount (or, if less than $1,000,000, the entire principal amount of such Eurodollar Rate Loan then outstanding).

(b)                                 Subject to Section 2.22, Borrower will deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one (1) Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan).  Except as otherwise provided in this Agreement, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans will be irrevocable on and after the related Interest Rate Determination Date, and Borrower will be bound to effect a conversion or continuation in accordance therewith.  If on any day a Loan is outstanding with respect to which a Borrowing Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then such Loan will be deemed to be a Eurodollar Rate Loan having an Interest Period of thirty (30) days.

2.8                               Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Sections 7.1(a) or (b) (including any such Event of Default resulting from an event or occurrence of the type described in Sections 7.1(g) or (h)), (i) the overdue amounts that have given rise to such Event of Default will bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) at a rate that is 2% per annum in excess of the rates of interest otherwise payable under this Agreement with respect to applicable Loans (or, in the case of any overdue fees or other amounts, at a rate that is 2% per annum in excess of the rates of interest otherwise payable under this Agreement for Base Rate Loans), and (ii) in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans will become Base Rate Loans and will bear interest payable upon demand at a rate that is 2% per annum in excess of the rates of interest otherwise payable under this Agreement for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.8 is not a permitted alternative to timely payment and will not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.9                               Fees.

(a)                                 Solely during the Revolving Loan Commitment Period and on the Revolving Loan Commitment Termination Date, in each case, as set forth in Section 2.9(b), Borrower agrees to pay to Lenders having Revolving Loan Exposure commitment fees equal to (1) the average of the daily difference between (A) the Revolving Loan Commitments and (B) the aggregate principal amount of all outstanding Revolving Loans, times (2) the Applicable Revolving Loan Commitment Fee Percentage.  All fees referred to in this Section 2.9(a) will be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent will promptly distribute to each Lender its Pro Rata Share thereof.

(b)                                 All fees referred to in Section 2.9(a) will be calculated on the basis of a 360-day year and the actual number of days elapsed and will be payable quarterly in arrears on the last Business Day of March, June, September and December of each year during the Revolving Loan Commitment Period, commencing on the first such date to occur after the Revolving Loan Commitment Closing Date, and on the Revolving Loan Commitment Effective Date.

(c)                                  In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times as may be separately and mutually agreed upon in writing by Borrower and such Agents.

2.10                        Scheduled Term Loan Payments.  The principal amounts of the Term Loans will be repaid in consecutive quarterly installments and at final maturity (each such payment, an “Installment”) in the aggregate amounts set forth below on the four quarterly scheduled Interest Payment Dates applicable to Term Loans, commencing March 31, 2015:

Amortization Date	Term Loan Installments
March 31, 2015	$5,000,000
June 30, 2015	$5,000,000
September 30, 2015	$5,000,000
December 31, 2015	$3,750,000
March 31, 2016	$3,750,000
June 30, 2016	$3,750,000
September 30, 2016	$3,750,000
December 31, 2016	$3,750,000
March 31, 2017	$7,500,000
June 30, 2017	$7,500,000

Amortization Date	Term Loan Installments
September 30, 2017	$7,500,000
December 31, 2017	$7,500,000
March 31, 2018	$11,250,000
June 30, 2018	$11,250,000
September 30, 2018	$11,250,000
December 31, 2018	$11,250,000
March 31, 2019	$11,250,000
June 30, 2019	$11,250,000
Maturity Date	Balance

Notwithstanding the foregoing, (x) such Installments will be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.11, 2.12 and 2.13, as applicable; and (y) the Term Loans, together with all other amounts owed under this Agreement with respect thereto, will, in any event, be paid in full no later than the Maturity Date applicable to the Term Loans (other than contingent obligations as to which no claim or demand has been made).

2.11                        Voluntary Prepayments/Commitment Reductions.

(a)                                 Voluntary Prepayments.

(i)                                     Voluntary prepayments of outstanding Loans may be made, on a Business Day, at any time and from time to time without premium or penalty, in whole or in part, so long as any partial payments are made in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount; and

(i)                                     If Borrower elects to make a voluntary prepayment under this Agreement, it will:

(1)                                 provide not less than one (1) Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(2)                                 provide not less than three (3) Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans;

in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to Administrative Agent (and Administrative Agent will promptly transmit such original notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each Lender).  Upon the giving of any such notice, the principal amount of the Loans specified in such notice will become due and payable on the prepayment date specified therein.  Any such voluntary prepayment will be applied as specified in Section 2.13(a).

(b)                                 Voluntary Commitment Reductions.

(i)                                     Borrower may, upon not less than three (3) Business Days’ prior written or telephonic notice promptly confirmed by delivery of written notice thereof to Administrative Agent (which original written notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction.  Any such partial reduction of the Revolving Loan Commitments will be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of such amount  (or, if less than $1,000,000, the entire remaining amount Revolving Loan Commitments then outstanding).

(ii)                                  Borrower’s notice to Administrative Agent will designate the date (which will be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments will be effective on the date specified in Borrower’s notice and will reduce the Revolving Loan Commitment of each Lender proportionately to its Pro Rata Share thereof.

2.12                        Mandatory Prepayments/Commitment Reductions.

(a)                                 Asset Sales.  No later than the fifth (5th) Business Day following the date of receipt by Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrower will prepay the Term Loans as set forth in Section 2.13(b) to the extent that aggregate Net Asset Sale Proceeds from the Closing Date through the applicable date of determination exceed $200,000,000; except that, upon written notice to Administrative Agent on or prior to such fifth (5th) Business Day, Borrower will have the option, so long as no Event of Default has occurred and is continuing, directly or through one or more of its Subsidiaries, within the period of eighteen (18) months from the date of receipt of such Net Asset Sale Proceeds, to instead invest or commit to invest such Net Asset Sale Proceeds (or, at Borrower’s option, any portion thereof) in the acquisition of long term productive assets and businesses of the general type used or operated, as the case may be, in the business of Borrower and its Subsidiaries, in which case such Net Asset Sale Proceeds will not be required to be prepaid.

(b)                                 Insurance/Condemnation Proceeds.  No later than the fifth (5th) Business Day following the date of receipt by Borrower or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds, Borrower will prepay the Term Loans as set forth in Section 2.13(b) to the extent that aggregate Net Insurance/Condemnation Proceeds from the Closing Date through the applicable date of determination exceed $200,000,000; except that, upon written notice to Administrative Agent on or prior to such fifth (5th) Business Day, Borrower will have the option, so long as no Event of Default has occurred and is continuing, directly or through one or more of its Subsidiaries, within the period of eighteen (18) months from the date of receipt of such Net Insurance/Condemnation Proceeds, to instead invest or commit to invest such Net Insurance/Condemnation Proceeds (or, at Borrower’s option, any portion thereof) in the acquisition of long term productive assets and businesses of the general type used or operated, as the case may be, in the business of Borrower and its Subsidiaries, in which case such Insurance/Condemnation Proceeds will not be required to be prepaid..

(c)                                  Mandatory Prepayments of Revolving Loans.  Borrower will from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Loan Commitments will not at any time exceed the Revolving Loan Commitments then in effect.

(d)                                 Prepayment Certificate.  Concurrently with any prepayment of the Loans pursuant to Sections 2.12(a) or 2.12(b), Borrower will deliver to Administrative Agent a certificate of an

Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds.  In the event that Borrower subsequently determines that the actual amount received exceeded the amount set forth in such certificate, Borrower will promptly make an additional prepayment of the Loans in an amount equal to such excess, and Borrower will concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.13                        Application of Prepayments/Reductions.

(a)                                 Application of Voluntary Prepayments by Type of Loans.  Any prepayment of any Loan under Section 2.11(a) will be applied in the order and manner as specified by Borrower in the applicable notice of prepayment.  If Borrower fails to specify the Loans to which any such prepayment will be applied, such prepayment will be applied as follows:

first, to repay outstanding Revolving Loans to the full extent thereof; and

second, to prepay the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof); and further applied on a pro rata basis to reduce the scheduled remaining Installments of principal of the Term Loans.

(b)                                 Application of Mandatory Prepayments by Type of Loans.  Any amount required to be paid pursuant to Sections 2.12(a) or 2.12(b) will be applied to prepay Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and further applied on a pro rata basis to the remaining scheduled Installments of principal of the Term Loans.

(c)                                  Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans.  Considering each Type of Loans being prepaid separately, any prepayment thereof will be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower under Section 2.16.

2.14                        General Provisions Regarding Payments.

(a)                                 Borrower will make all payments of principal, interest, fees and other Obligations in Dollars in same day funds, without defense (other than the defense of payment), recoupment, setoff or counterclaim, free of any restriction or condition, and will deliver such payments to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office of Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date will be deemed to have been paid by Borrower on the next succeeding Business Day.

(b)                                 All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) will be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) will be applied to the payment of interest then due and payable before application to principal.

(c)                                  Administrative Agent (or its agent or sub-agent appointed by it) will promptly distribute to each Lender at such address as such Lender indicates in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due under this Agreement, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)                                 Notwithstanding the foregoing provisions of this Agreement, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent will give effect thereto in apportioning payments received after such date.

(e)                                  Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made under this Agreement with respect to any Loan will be stated to be due on a day that is not a Business Day, Borrower will make such payment on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time will be included in the computation of the payment of interest under this Agreement or of the Revolving Loan Commitment fees under this Agreement.

(f)                                   Administrative Agent will deem any payment by or on behalf of Borrower under this Agreement that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment.  Any such payment will not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  Administrative Agent will give prompt telephonic notice (confirmed in a writing delivered promptly thereafter) to Borrower and each applicable Lender if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Sections 7.1(a) or 7.1(b), as applicable.  Interest will continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined under Section 2.8 from the date such amount was due and payable until the date such amount is paid in full.

(g)                                  If an Event of Default has occurred is continuing, and the maturity of the Obligations have been accelerated, in whole or in part, under Section 7.2, all payments or proceeds received by Agents in respect of any of the Obligations (including as a result of collection from (or realization upon) any Collateral, will be applied in full or in part by Administrative Agent against, the Obligations in the following order of priority:  first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to Administrative Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to indemnification hereunder (in its capacity as Administrative Agent and not as a Lender) and all advances made by Administrative Agent under the Credit Documents for the account of the applicable Credit Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the exercise of any right or remedy under any Credit Document, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Secured Parties; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of the applicable Credit Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.15                        Ratable Sharing.  Lenders hereby agree among themselves that if any of them, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receives payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender under this Agreement or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment will (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it will be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due will be shared by all Lenders in proportion to the Aggregate Amounts Due to them.  If all or part of such proportionately greater payment received by such purchasing Lender is later recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases will be rescinded and the purchase prices paid for such participations will be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.  The provisions of this Section 2.15 will not be construed to apply to (a) any payment made by Borrower in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.16                        Making or Maintaining Eurodollar Rate Loans.

(a)                                 Inability to Determine Applicable Interest Rate.  If Administrative Agent determines (which determination will be final and conclusive and binding upon all parties to this Agreement, absent manifest error), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “Adjusted Eurodollar Rate”, Administrative Agent will on such date give written notice (or by telephone confirmed in a writing delivered promptly thereafter) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Borrowing Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made will be deemed, at the election of Borrower, to be (x) a Borrowing Notice for Base Rate Loans or (y) rescinded by Borrower.

(b)                                 Illegality or Impracticability of Eurodollar Rate Loans.  If on any date (i) any Lender determines (which determination will be final and conclusive and binding upon all parties to this Agreement, absent manifest error) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) the Requisite Lenders advise Administrative Agent (which determination will be final and conclusive and binding upon all parties to this Agreement, absent manifest error) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become impracticable, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market or the position of the Lenders in that market, then, and in any such event, such Lenders (or in the case of the preceding clause (i), such Lender) will be an “Affected Lender” and such Affected Lender will on that day give notice (by e-mail or by telephone confirmed in a writing delivered promptly thereafter) to Borrower and Administrative Agent of such determination (which notice Administrative Agent will promptly transmit to each other Lender).  If Administrative Agent receives a notice from (x) any Lender under clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders under clause (ii) of the preceding sentence, then

(1) the obligation of the Lenders (or, in the case of any notice under clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans will be suspended until such notice is withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower through a Borrowing Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice under clause (i) of the preceding sentence, such Lender) will make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice under clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) will be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans will automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower through a Borrowing Notice or a Conversion/Continuation Notice, Borrower will have the option, subject to the provisions of Section 2.16(c), to (x) rescind such Borrowing Notice or Conversion/Continuation Notice as to any or all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent will promptly transmit to each other Lender), or (y) deem such Borrowing Notice or Conversion/Continuation Notice as to any or all Lenders to be a Borrowing Notice or Conversion/Continuation Notice for Base Rate Loans.

(c)                                  Compensation for Breakage or Non-Commencement of Interest Periods.  Borrower will compensate each Lender, upon written request by such Lender (which request will set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a Borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Borrowing Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.  With respect to any Lender’s claim for compensation under this Section 2.16, Borrower will not be required to compensate such Lender for any amount incurred more than 90 calendar days prior to the date that such Lender notifies Borrower of the event that gives rise to such claim.

(d)                                 Booking of Eurodollar Rate Loans.  Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)                                  Assumptions Concerning Funding of Eurodollar Rate Loans.  Calculation of all amounts payable to a Lender under this Section 2.16 and under Section 2.17 will be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained under clause (i) of the definition of “Adjusted Eurodollar Rate” in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States.  Each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions will be utilized only for the purposes of calculating amounts payable under this Section 2.16 and under Section 2.17.

2.17                        Increased Costs; Capital Adequacy.

(a)                                 Compensation For Increased Costs.  If any Change in Law:

(i)                                     imposes, modifies or deems applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate)

(ii)                                  subjects any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(ii)                                  imposes on such Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by any Lender;

and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient, as applicable, of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or such other Recipient, as applicable, under this Agreement (whether of principal, interest or any other amount) then, upon request of such Lender or such other Recipient, as applicable, Borrower will pay to such Lender, in the manner specified in, and after receipt of the statement referred to in, Section 2.17(c), such additional amount or amounts as may be reasonably necessary to compensate such Lender or such other Recipient, as applicable, for any such increased cost or reduction in amounts received or receivable under this Agreement.

(b)                                 Capital Adequacy Adjustment.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, Borrower will pay to such Lender, in the manner specified in, and after receipt of the statement referred to in, Section 2.17(c), such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender setting forth in reasonable detail the amount or amounts (including in reasonable detail the calculations (and the basis for such calculations) of such additional amount or amounts) necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.17 and delivered to the Borrower, will be conclusive absent manifest error.  The Borrower will pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.17 will not constitute a waiver of such Lender’s right to demand such compensation; except that the Borrower will not be required to compensate a Lender under this Section 2.17 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above will be extended to include the period of retroactive effect thereof).

2.18                        Taxes; Withholding, Etc.

(a)                                 Payments to Be Free and Clear.  All sums payable by or on behalf of any Credit Party under this Agreement and under the other Credit Documents will be paid free and clear of, and without any deduction or withholding on account of, any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent will be entitled to make such deduction or withholding and will timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party will be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.18) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 Payment of Other Taxes by the Credit Parties.  The Credit Party will timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Indemnification by the Credit Parties.  Except to the extent a Lender is already reimbursed under Section 2.18(b) by the Credit Parties, the Credit Parties will jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, will be conclusive absent manifest error.

(d)                                 Indemnification by the Lenders.  Each Lender will severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the applicable Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Credit Party to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.6(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent will be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such

Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.18(d).

(e)                                  Evidence of Payments.  As soon as practicable after any payment of Taxes by a Credit Party to a Governmental Authority pursuant to this Section 2.18, the Credit Party will deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                                   Status of Lenders.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document will deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, will deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(f)(ii)(A), (ii)(B) and (ii)(D) below) will not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, If Borrower is a U.S. Borrower,

(A)                               any Lender that is a U.S. Person will deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time after such date upon the reasonable request of Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender will, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as is requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time after such date upon the reasonable request of Borrower or the Administrative Agent), whichever of the following is applicable:

(i)                                     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form, establishing an exemption from, or reduction of, U.S. federal withholding Tax in accordance with the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax under the “business profits” or “other income” article of such tax treaty;

(ii)                                  executed copies of IRS Form W-8ECI;

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(iv)                              to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender will, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as is requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time after such date upon the reasonable request of Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender will deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” will include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it will update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.

(iii)                               In addition, Administrative Agent will deliver to Borrower, at the time or times reasonably requested by Borrower, with respect to any payments received by Administrative Agent, such documentation as a Lender would be required to deliver hereunder.

(g)                                  Treatment of Certain Refunds.  If any party receives a refund of any Taxes as to which it has been indemnified under this Section 2.18 (including by the payment of additional amounts under this Section 2.18), it will pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, will repay to such indemnified party the amount paid over under this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) If such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party under this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph will not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)                                 Survival.  Each party’s obligations under this Section 2.18 will survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.19                        Obligation to Mitigate.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.16, 2.17 or 2.18, it will, at the request of Borrower, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loans under this Agreement, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender under Section 2.16, 2.17 or 2.18 would be reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such Revolving Loan Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Loan Commitments or Loans or the interests of such Lender.  Such Lender will not be obligated to use such other office under this Section 2.19 unless Borrower agrees to pay all reasonable incremental expenses incurred by such Lender as a result of using such other office as described above.  A certificate as to the amount of any such expenses payable by Borrower under this Section 2.19 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) will be conclusive absent manifest error.

2.20                        Defaulting Lenders.

(a)                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)  Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, under Section 7.2 or otherwise) or received by Administrative Agent from a Defaulting Lender under Section 9.4 will be applied at such time or times as may be determined by Administrative Agent as follows:

first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent under this Agreement;

second, as Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent;

third, if so determined by Administrative Agent and Borrower, to be held in a Deposit Account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement;

fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

fifth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

If (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 3.2 were satisfied and waived, such payment will be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the applicable Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender will be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents to this Agreement.

(ii)  Fees.  No Defaulting Lender will be entitled to receive any fee under Section 2.9(a) or otherwise for any period during which that Lender is a Defaulting Lender (and Borrower will not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)  Defaulting Lender Cure.  If Borrower and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties to this

Agreement, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the applicable Commitments, whereupon such Lender will cease to be a Defaulting Lender.  No adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender.  Except to the extent otherwise expressly agreed by the affected parties, no change under this Agreement from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party under this Agreement arising from that Lender having been a Defaulting Lender.

2.21                        Removal or Replacement of a Lender.  Anything contained in this Agreement to the contrary notwithstanding, if:

(a) (i) any Lender (an “Increased-Cost Lender”) gives notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.16, 2.17 or 2.18, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments will remain in effect, and (iii) such Lender fails to withdraw such notice within five (5) Business Days after Borrower’s request for such withdrawal; or

(b) (i) any Lender becomes and continues to be a Defaulting Lender, and (ii) such Defaulting Lender fails to cure the default under Section 2.20(b) within five (5) Business Days of becoming a Defaulting Lender after Borrower’s request that it cure such default; or

(c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions of this Agreement as contemplated by Section 9.5(b), the consent of Requisite Lenders is obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required is not obtained;

then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Loan Commitments, if any, in full to one or more Eligible Assignees specified by Borrower (each a “Replacement Lender”) in accordance with the provisions of Section 9.6 and Borrower will not pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender, a Non-Consenting Lender or a Defaulting Lender.  On the date of such assignment:

(1)  the Replacement Lender will pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender under Section 2.9, and

(2)  Borrower will pay any amounts payable to such Terminated Lender under Section 2.16(c), 2.17 or 2.18.

If such Terminated Lender is a Non-Consenting Lender, each Replacement Lender will consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender.  Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Loan Commitments, if any, such Terminated Lender will no longer constitute a “Lender” for purposes of this Agreement.

Any rights of such Terminated Lender to indemnification under this Agreement will survive as to such Terminated Lender.  Each Lender agrees that if Borrower exercises its option under this Agreement to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender will, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 9.6.  If a Lender does not comply with the requirements of the immediately preceding sentence within one (1) Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by Administrative Agent will be effective for purposes of documenting an assignment under Section 9.6.

2.22                        General Provisions Regarding Notices.  Any Notice will be executed by an Authorized Officer in writing delivered to Administrative Agent.  In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing or conversion/continuation, as the case may be.  Each such notice will be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the close of business on the date that the telephonic notice is given.  If there is any discrepancy between the telephone notice and the written Notice, the written Notice will govern.  In the case of any Notice that is irrevocable once given, if Borrower provides telephonic notice in lieu thereof, such telephone notice will also be irrevocable once given.  Neither Administrative Agent nor any Lender will incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

SECTION 3.                         CONDITIONS PRECEDENT

3.1                               Closing Date.  The obligation of each Lender to make a Term Loan to Borrower on the Closing Date will be subject to the satisfaction (or waiver by Administrative Agent) of the following conditions on or prior to such date:

(a)                                 Borrower having paid (i) to Administrative Agent all reasonable and documented out-of-pocket accrued fees and expenses of Administrative Agent and the Lenders as provided (x) in Section 9.2(a) and (y) without duplication, in the Mandate Letter; in each case, for which Borrower has received an invoice (together with a reasonably detailed accounting for such amounts) at least two (2) Business Days prior to the Closing Date; and (ii) to Administrative Agent the Agent Fee under the Agent Fee Letter.

(b)                                 On the Closing Date, the following statements being true and Administrative Agent having received for the account of each Lender a certificate signed by a duly authorized officer of Borrower, dated the Closing Date, stating that:

(i)                                     the representations and warranties contained in Section 4 are true and correct in all material respects on and as of the Closing Date except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties will have been true and correct in all material respects on and as of such earlier date;

(ii)                                  no Default or Event of Default having occurred that is continuing; and

(iii)                               since December 31, 2013, there has not occurred any event, circumstance or change that has caused or evidences, or could reasonably be expected to result in, either in any individual case or in the aggregate, a Material Adverse Effect (except as set forth in Item 4.4(b) of the Disclosure Schedule).

(c)                                  Administrative Agent having received on or before the Closing Date the following, each dated such day, in form and substance reasonably satisfactory to Administrative Agent:

(i)                                     Counterparts of this Agreement, duly executed and delivered by each of the Lenders, Borrower, the Guarantors as of such date and Administrative Agent (or in the case of any such party as to which an executed counterpart has not been received, Administrative Agent having received, in form reasonably satisfactory to it, telecopy, email or other written confirmation from such party of its execution of a counterpart of this Agreement).

(ii)                                  To the extent requested by any Lender under Section 2.5(c) at least three (3) Business Days prior to the Closing Date), Notes duly executed and delivered by Borrower.

(iii)                               In respect of each Credit Party, copies of (x) such Credit Party’s Organizational Documents, (y) resolutions of the Board of Directors (or equivalent governing body) of such Credit Party, approving this Agreement and the other Credit Documents to which such Credit Party is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other Credit Documents, in each case, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment, and (z) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation, each dated the Closing Date or a recent date prior thereto.

(iv)                              A certificate of an Authorized Officer of each Credit Party, certifying the names and true signatures of the officers of such Credit Party authorized to sign this Agreement and the other Credit Documents to which such Credit Party is a party and the other documents (if any) to be delivered under this Agreement by such Credit Party.

(v)                                 One or more copies of a favorable written opinion (limited solely to matters of New York, federal and Delaware General Corporation Law) of Morrison & Foerster LLP, special New York counsel to Borrower, as to the following matters with respect to the Credit Parties: valid existence; corporate or limited liability company, as applicable, power and authority; due execution, delivery and performance; enforceability; no conflict with charter, by-laws or operating agreement, as applicable, or customarily applicable New York or Federal laws; registration as an “investment company” under the Investment Company Act of 1940; and compliance with Regulations U and X.

(vi)                              A certificate of the chief financial officer of Borrower, in form, scope and substance satisfactory to Administrative Agent, demonstrating that after giving effect to the consummation of the transactions contemplated by Credit Documents and any rights of contribution, Borrower and its Subsidiaries are and will be, on a consolidated basis, Solvent.

(vii)                           Each Lender having received from Borrower all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act to the extent reasonably requested by such Lender at least five (5) Business Days prior to the Closing Date.

3.2                               Conditions Precedent to Each Loan.  The obligation of each Lender to make any Loan on any Borrowing Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 9.5, of the following conditions precedent:

(a)                                 Administrative Agent having received a fully executed and delivered Borrowing Notice with respect to such Borrowing Date;

(b)                                 as of such Borrowing Date, the representations and warranties contained in Section 4 of this Agreement (and, solely if the Pledge Agreement is then in effect, in Section 3 of the Pledge Agreement) being true and correct in all material respects on and as of such Borrowing Date to the same extent made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties having been true and correct in all material respects on and as of such earlier date.  In each case, such materiality qualifier will not be applicable to any representations and warranties that already are qualified or modified by materiality in the text of such representation or warranty; and

(c)                                  as of such Borrowing Date, no Default or Event of Default having occurred that is continuing.

3.3                               Determinations Under This Section 3.  For purposes of determining compliance with the conditions specified in this Section 3, each Lender will be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of Administrative Agent responsible for the transactions contemplated by this Agreement has received notice from such Lender prior to the date that Borrower, by notice to the Lenders, designates as the proposed Closing Date, specifying its objection thereto.  Administrative Agent will promptly notify the Lenders of the occurrence of the Closing Date.

SECTION 4.                         REPRESENTATIONS AND WARRANTIES

In order to induce Agents and the Lenders to enter into this Agreement and to make each Loan to be made thereby, except as otherwise provided on the Disclosure Schedule, Borrower represents and warrants to each Agent and each Lender, on the Closing Date and on each Borrowing Date, that the following statements are true and correct:

4.1                               Corporate Existence and Power.  Each Credit Party (i) is a corporation or limited liability company, as applicable, (ii) is duly incorporated or formed, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization, (iii) has all corporate or limited liability company, as applicable, powers required to carry on its business as now conducted and to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (iii) is qualified to do business and is in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.  Each of Borrower and its Subsidiaries has all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, the failure of which to have or to hold would, individually or in the aggregate, have a Material Adverse Effect.

4.2                               Corporate and Governmental Authorization; No Contravention.  The execution, delivery and performance by each Credit Party of this Agreement are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or advance filing with, any governmental body, agency or official (other than actions or filings that have been, or will when required have been, taken or made) and do not (a) contravene, or constitute a default under, (i) any provision of the Organizational Documents of such Credit Party, or (ii) any applicable law or regulation or any judgment, injunction, order or decree binding upon such Credit Party, except, with respect to this clause (ii), as would not, individually or in the aggregate, have a Material Adverse Effect, (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any

Contractual Obligation of Borrower or any of its Subsidiaries, except, with respect to this clause (b), as would not, individually or in the aggregate, have a Material Adverse Effect, (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Administrative Agent, for the benefit of the Secured Parties), except, with respect to this clause (c), as would not, individually or in the aggregate, have a Material Adverse Effect or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date except, with respect to this clause (d), as would not, individually or in the aggregate, have a Material Adverse Effect.

4.3                               Binding Effect.  Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and constitutes the legally valid and binding obligation of such Credit Party, in each case enforceable against such Credit Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.4                               Financial Information.

(a)                                 Borrower previously has furnished to Administrative Agent, for distribution to each of the Lenders, the following financial statements (the “Historical Financial Statements”):  the audited consolidated balance sheet of Company as of December 31, 2013 and the unaudited consolidated balance sheet of Company as of June 30, 2014, and related consolidated statements of cash flows, operations and stockholders’ equity of Company for the twelve-month and six-month periods, respectively, then ended.  Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Company as of such date and for such period, in accordance with GAAP, subject, in the cause of unaudited statements, to normal year-end adjustments.

(b)                                 Since December 31, 2013, there has not occurred any event, circumstance or change that has caused or evidences, or could reasonably be expected to result in, either in any individual case or in the aggregate, a Material Adverse Effect.

4.5                               Litigation.  There is no action, suit or proceeding pending against, or to the knowledge of Borrower, threatened against or affecting, Borrower or its Subsidiaries before any court or arbitrator or any governmental body, agency or official, whether in connection with the transactions contemplated by the Credit Documents or otherwise that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.6                               Compliance with ERISA.  Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.  No Plan is in violation of the presently applicable provisions of ERISA and the Code, except where such violation would not have a Material Adverse Effect, and no Plan has incurred any material liability to the PBGC or a Plan under Title IV of ERISA.  Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of an IRS opinion letter, in either case, indicating that such Employee Benefit Plan is so qualified, and nothing has occurred subsequent to the issuance of such determination or opinion letter which would reasonably be expected to cause such Employee Benefit Plan to lose its qualified status.  The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for financial reporting purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the property of all such underfunded Plan by an amount that could reasonably be expected to result in a Material Adverse Effect.  Using actuarial assumptions and computation methods consistent with Section 4211 of ERISA, the aggregate liabilities of each of Borrower, its Subsidiaries and each of their respective ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.  The sole representation and warranty of Borrower with respect to compliance with ERISA is that contained in this Section 4.6.

4.7                               Compliance with Laws and Agreements.  (a)  Each of Borrower and its Subsidiaries has complied in all material respects with all applicable laws (including Environmental Laws) and Contractual Obligations binding upon it, except where any failure to comply therewith could not reasonably be expected, individually or collectively, to have a Material Adverse Effect.

(b)                                 None of Borrower or any of its Subsidiaries or, to the knowledge of Borrower, any director, officer, agent, employee or Affiliate of Borrower, is currently the subject of any sanctions or economic embargoes administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including OFAC) or any other applicable sanctions authority (collectively, “Sanctions,” and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”).  Each of Borrower or any of its Subsidiaries and, to the knowledge of Borrower, any director, officer, agent, employee or Affiliate of Borrower, is in compliance, in all material respects, with (i) all applicable Sanctions Laws, (ii) the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”) and (iii) the PATRIOT Act and any other applicable terrorism and money laundering laws, rules, regulations and orders.  No part of the proceeds of the Loans will be used, directly or indirectly, or otherwise made available to any Person, (A) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law, or (B) for the purpose of financing any activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions.

4.8                               Investment Company Act.  No Credit Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.9                               Taxes.  Borrower and each of its Subsidiaries has filed or caused to be filed all United States Federal income tax returns and all other material tax returns required to be filed by it and has paid or caused to be paid all taxes, fees, charges and assessments required to have been paid by it, except (i) in any case in which such nonpayment or non-filing would not reasonably be expected to have a Material Adverse Effect or (ii) taxes that are being contested in good faith by appropriate proceedings and for which Borrower or the applicable Subsidiary has set aside on its books appropriate reserves with respect thereto in accordance with GAAP.

4.10                        Federal Reserve Regulations.  Neither Borrower nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the meaning of Regulation U.  Not more than 25% of the value of the assets subject to any restrictions on the sale, pledge or other disposition of assets under the Credit Documents or any other agreement to which Administrative Agent, any Lender or Affiliate of a Lender is party will at any time be represented by margin stock (as defined in Regulation U).  No portion of the proceeds of any Borrowing will be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Borrowing or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

4.11                        Solvency.  Borrower and its Subsidiaries on a consolidated basis are, and immediately after giving effect to any Borrowing on any date on which this representation and warranty is made, will be Solvent.

4.12                        Accuracy of Information.  All written information (other than financial projections, statements estimates and other forward looking statements and information of a general economic or industry nature) furnished by any Credit Party to Administrative Agent or the Lenders in connection with the negotiation and arrangement of this Credit Agreement is and will be correct in all material respects at the time furnished and does not and will not at the time furnished contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading, in each case, when considered together with information in Borrower’s Historical Financial Statements, and when taken as a whole with all other information so furnished and after giving effect to all supplements and updates thereto, and in light of the circumstances under which such statements are made.  With respect to information consisting of statements, estimates, projections and other forward looking information (including the Projections), such information is not to be viewed as fact and Administrative Agent and all Lenders acknowledge and agree that actual results during the period or periods covered by such information may differ from such information and that the differences may be material and adverse, and Borrower represents only that such information has been prepared in good faith based upon assumptions believed in good faith by Borrower to be reasonable at the time of preparation thereof (it being understood that such information is subject to significant uncertainties and contingencies, many of which are beyond Borrower’s control, and that no assurance can be given that such information will be realized).

SECTION 5.                         COVENANTS

Borrower covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent obligations as to which no claim or demand has been made), it will perform, and will cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1                               Information.  Borrower will deliver to the Agent, for delivery by the Agent to each of the Lenders:

(a)                                 as soon as available and in any event within (i) 105 days after the end of the Fiscal Year ending December 31, 2014 and (ii) 90 days after the end of each Fiscal Year of Borrower, ending thereafter, (A) the consolidated balance sheet of Borrower as of the end of such Fiscal Year and the related consolidated statements of operations and of cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, together with a Narrative Report with respect thereto (provided that, subsequent to a Qualified IPO, no Narrative Report will be required to be delivered under this clause), and (B) a report of an independent public accounting firm of nationally recognized standing (which such report and/or the accompanying financial statements will be unqualified as to going concern and scope of audit, and will state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(b)                                 as soon as available and in any event within (i) 60 days after the end of the Fiscal Quarter ending September 30, 2014 and (ii) 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Borrower ending after September 30, 2014, the consolidated balance sheet of Borrower as of the end of such Fiscal Quarter and the related consolidated statements of operations and cash flows for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, together with a Narrative Report with respect thereto (provided that, subsequent to a Qualified IPO, no Narrative Report will be required to be delivered under this clause);

(c)                                  simultaneously with the delivery of each set of financial statements referred to in Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate (i) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto, (ii) setting forth calculations demonstrating compliance, as of the date of the most recent balance sheet included in the financial statements being furnished at such time, with the applicable covenant(s) set forth in Sections 5.3 and 5.4, respectively and (iii) certifying that such financial statements fairly present, in all material respects, the financial condition of Borrower and its subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year end adjustments;

(d)                                 promptly, but in any event within five (5) days after any officer of Borrower obtains knowledge (i) of any Event of Default, if such Event of Default is then continuing, or (ii) of the occurrence of any event or change that has resulted in a Material Adverse Effect, in each case, a certificate of a Responsible Financial Officer of Borrower setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto;

(e)                                  written notice promptly following the mailing to the stockholders of Borrower of any financial statements, Exchange Act reports or proxy statements;

(f)                                   promptly following a request therefor, any documentation or other information that a Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(g)                                  prompt written notice after the occurrence of (i) any Reportable Event that, alone or together with any other Reportable Events that have occurred, or (ii) a failure to make a required installment or other payment (within the meaning of Section 412(n)(1) of the Code) that, could reasonably be expected to result in liability of Borrower to the PBGC or to a Plan in an aggregate amount exceeding $5,000,000;

(h)                                 prompt written notice after Borrower’s Chief Legal Officer or Chief Financial Officer obtains knowledge of any action, suit or proceeding and reasonably determines that such action, suit or proceeding would reasonably be expected to result in a Material Adverse Effect; and

(i)                                     from time to time such additional information regarding the financial position or business of Borrower and its Subsidiaries as Administrative Agent, at the request of any Lender, may reasonably request.

Information required to be delivered under this Section 5.1 will be deemed to have been delivered on the date on which Borrower provides notice to the Lenders that such information has been posted on Borrower’s website on the Internet at http://www.inovalon.com or at http://www.sec.gov, but Borrower will deliver paper copies of the information referred to in this Section after the date delivery is required thereunder to any Lender which requests such delivery within five (5) Business Days after such request.

5.2                               Conduct of Business and Maintenance of Existence and Insurance.

(a)                                 Without limiting Section 5.12, Borrower will maintain its corporate existence.

(b)                                 Except for any transaction permitted by Section 5.12 or that would not otherwise result in a Material Adverse Effect, Borrower will cause each Material Subsidiary to maintain its respective corporate existence, except that the foregoing will not prohibit the termination of the existence of any Material Subsidiary if the surviving entity (in the case of any such termination resulting from a merger or consolidation) or the entity to which substantially all such Material Subsidiary’s assets are transferred (in the case of any other such termination) is or becomes (i) a Material Subsidiary or Borrower, or (ii) if the non-surviving entity was a Guarantor, a Guarantor or Borrower.

(c)                                  Borrower will maintain, with financially sound and reputable insurance companies, insurance (including self-insurance) in respect of the assets, properties and businesses of Borrower and its Subsidiaries, in such amounts and against such risks substantially the same as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

5.3                               Minimum Liquidity.

(a)                                 So long as any Term Loans are outstanding, Borrower will not permit the aggregate amount of Cash and Cash Equivalents of Borrower and its Subsidiaries on a consolidated basis as of the end of any Fiscal Quarter of Borrower to be less than $50,000,000.

(b)                                 If no Term Loans are outstanding, Borrower will not permit the aggregate amount of Cash and Cash Equivalents of Borrower and its Subsidiaries on a consolidated basis as of the end of any Fiscal Quarter of Borrower ending after the date of this Agreement to be less than $20,000,000.

5.4                               Indebtedness.  Borrower will not, and will not permit any of its Subsidiaries to, incur any indebtedness for borrowed money (including Revolving Loans) that would cause Borrower and its Subsidiaries, on a consolidated basis after giving effect to such incurrence, to fail to be in compliance with the Debt Incurrence Test as of the previous Fiscal Quarter end of Borrower.  Notwithstanding anything in the immediately preceding sentence of this Section 5.4, (i) with respect to Lenders of Term Loans, this Section 5.4 will be of no force or effect from and after the earlier to occur of (x) a Qualified IPO of Borrower, and (y) such time when the aggregate outstanding principal amount of Term Loans has been reduced to $150,000,000 or less, and (ii) with respect to Lenders of Revolving Loans, this Section 5.4 will be of no force or effect at any time, and from time to time, when no Revolving Loans are outstanding, except that no Revolving Loan may be borrowed hereunder unless Borrower and its Subsidiaries would be in compliance with the Debt Incurrence Test after giving effect to such Borrowing.

5.5                               Liens.  Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or acquired by it after the date of this Agreement, except:

(a)                                 any Lien existing on the Closing Date that secures any obligation not in excess of $1,000,000 individually and $5,000,000 in the aggregate;

(b)                                 Liens for taxes, assessments or governmental charges or levies to the extent not past due or the validity of which is being contested in good faith by proper proceedings and for which appropriate reserves have been established;

(c)                                  Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business securing obligations which are not overdue by more than 30 days or the validity of which is being contested in good faith by proper proceedings and for which appropriate reserves have been established;

(d)                                 pledges or deposits to secure obligations under worker’s compensation laws or similar legislation or to secure public or statutory obligations of Borrower or any of its Subsidiaries;

(e)                                  Liens upon, and defects of title to, real or personal property, including any attachment of such real or personal property or other legal process prior to adjudication of a dispute upon the merits and adverse judgment on appeal, so long as (i) the validity thereof is being contested in good faith by proper proceedings, and appropriate reserves have been established with respect thereto and (ii) levy and execution thereon has been stayed;

(f)                                   Liens on real or personal property existing thereon at the time of acquisition thereof (including acquisition by merger or consolidation) and not incurred in contemplation thereof, so long as no such Lien extends to or covers any property other than the property being acquired;

(g)                                  purchase money Liens on property acquired or constructed, in each case, after the date of this Agreement that are created prior to, at the time of, or within 180 days after such acquisition (or, in the case of property being constructed, the completion of such construction and commencement of full operation of such property, whichever is later) to secure Indebtedness incurred solely for the purpose of financing the acquisition or construction of all or any part of the property being acquired or constructed, so long as, in each case, (i) the Indebtedness secured by such Lien does not exceed the lesser of the purchase or construction price of such property or the fair market value of such property, (ii) no such Lien extends to or covers any property other than the property being acquired or constructed, and (iii) such Liens do not secure obligations in excess of $25,000,000 in the aggregate;

(h)                                 Liens existing on the property of a business entity at the time such entity becomes a Subsidiary of Borrower or otherwise is acquired by Borrower or any Subsidiary of Borrower, or at the time substantially all of the assets of such entity are acquired or leased by Borrower or any Subsidiary of Borrower and not incurred in contemplation thereof, so long as, no such Lien is permitted to extend to or cover any property other than the property subject thereto immediately prior to such entity becoming a Subsidiary or the assets of the owner of such property being so acquired or leased;

(i)                                     Liens on the property of a Subsidiary of Borrower (other than a wholly-owned Subsidiary) to secure Indebtedness owing to Borrower or to one or more wholly owned Subsidiaries of Borrower;

(j)                                    pledges, deposits, performance bonds or similar Liens arising in the ordinary course of business in connection with bids, tenders, contracts and leases to which Borrower or any of its Subsidiaries is a party;

(k)                                 Liens or other restrictions on the use of real property, none of which materially impairs the operation by Borrower and its Subsidiaries taken as a whole of their respective businesses and none of which is violated by existing or proposed structures or land use;

(l)                                     Liens securing appeal bonds and other similar Liens, arising in connection with court proceedings (including, without limitation, surety bonds, security for costs of litigation where required by law and letters of credit) or any other instruments serving a similar purpose;

(m)                             judgment Liens in respect of judgments not resulting in an Event of Default;

(n)                                 Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of Borrower or any of its Subsidiaries, so long as such Liens do not reduce the value of the assets in any material respect or interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

(o)                                 the right reserved to or vested in any Governmental Authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(p)                                 Liens securing any Capital Lease entered into in the ordinary course of business, so long as (i) no such Lien extends to or covers any property other than the property subject to such Capital Lease and (ii) in any calendar year, no more than $25,000,000 of obligations secured by such Liens shall be incurred;

(q)                                 Liens on pledges or deposits of cash and cash equivalents to secure or cash-collateralize any letters of credit issued or extended in the ordinary course of business;

(r)                                    Liens under the Pledge Agreement securing the Obligations; and

(s)                                   extensions, renewals or replacements in whole or in part of the Liens described in clauses (a), (d), (f), (g), (h), (i), (j), (k), (l), (m), (n), (o), (p), (q) and (r) of this Section 5.5 for the same or a lesser amount of Indebtedness, except that no such Lien is permitted to extend to or cover any property other than the property that was subject to the Lien being extended, renewed or replaced;

5.6                               Compliance with Laws.  Borrower will comply, and will cause each of its Subsidiaries to comply, in all material respects with all applicable laws (including Environmental Laws), except where any failure to comply therewith would not reasonably be expected to, individually or collectively, have a Material Adverse Effect.

5.7                               Inspection of Property, Books and Records.  Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries (in all material respects) in conformity with GAAP will be made of all dealings and transactions in relation to its business and activities.  Borrower will, and will cause each of its Subsidiaries to, permit representatives of Administrative Agent, at Borrower’s expense (provided, that the costs and expenses payable by Borrower in respect of such visits and inspections performed while no Event of Default has occurred and is continuing will not exceed $10,000 in the aggregate per calendar year), to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries to inspect its and their financial records and properties, to examine and make extracts from its and their books and records and to discuss its and their affairs and financial condition with its and their officers and (with the participation of or prior notice to such officers) independent public accountants, all at reasonable times with reasonable prior notice.  So long as no Event of Default has occurred and is continuing, such visits and inspections will not exceed one per calendar year.  Representatives of any Lender, at such Lender’s sole expense, may accompany representatives of Administrative Agent during any such visit or inspection by Administrative Agent.

5.8                               Payment of Obligations.  Borrower will, and will cause each of its Subsidiaries to, pay its tax liabilities and other material obligations, before the same becomes delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) Borrower or such Subsidiary has set aside on its books appropriate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payments could not reasonably be expected to have a Material Adverse Effect.

5.9                               Guarantors.

(a)                                 Subject to clause (b) below, (A) Borrower will, on the date of this Agreement, cause each of Company, Inovalon SME and Catalyst to become a Guarantor by executing this Agreement, and (B) within 60 days (or such later date determined by Administrative Agent in its discretion) of creation or acquisition by any Credit Party after the date of this Agreement of any new wholly owned, direct or indirect Domestic Subsidiary of such Credit Party (other than any direct Domestic Subsidiary of any Foreign Subsidiary) that constitutes a Material Subsidiary, each Credit Party will cause such Subsidiary to become a Guarantor under this Agreement, and, solely if the Pledge Agreement is then in effect, a Grantor under the Pledge Agreement, by executing and delivering a Counterpart Agreement.

(b)                                 If, at any time, a Guarantor is dissolved, sold, merged, amalgamated or otherwise disposed of in a manner not prohibited by this Agreement, (A) such Guarantor will be automatically released from its obligations under this Agreement, without any need for any formal action by Administrative Agent or any Lender, and (B) Borrower will provide notice of any such event to Administrative Agent.  Upon the written request of Borrower and at Borrower’s expense, Administrative Agent will execute any documents reasonably requested by Borrower in order to acknowledge the release of any such Guarantor from its obligations as a Guarantor.

5.10                        Security.  If a Qualified IPO of Borrower is not consummated on or before the first anniversary of the Closing Date, then Borrower will, and will cause each of the Guarantors to, (i) within 30 days following such date (or such later date determined by Administrative Agent in its discretion), execute and deliver to Administrative Agent the Pledge Agreement, and (ii) take all actions required of such Credit Party pursuant to the Pledge Agreement to cause the Obligations to be secured by a First Priority Lien in favor of Administrative Agent, for the benefit of the Lenders, on the issued and outstanding Equity Interests of each wholly-owned Subsidiary of Borrower that is an operating company (except that the pledge of Equity Interests in any Foreign Subsidiary that is an operating company will be limited to 65% of the voting ownership interests and 100% of the non-voting ownership interests in such Foreign Subsidiary), including delivery to Administrative Agent of certificates representing all such pledged Equity Interests (to the extent certificated), together with duly executed and undated transfer powers, as (and if) applicable.

5.11                        No Further Negative Pledges.  Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold under an executed agreement with respect to an Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) and (c) restrictions existing on the Closing Date (none of which would prevent the pledge of the Collateral contemplated by the Pledge Agreement), neither Borrower, nor any of its Subsidiaries, is permitted to enter into any agreement prohibiting the creation or assumption of any Lien upon any of its material properties or assets, whether now owned or acquired after the date of this Agreement, to secure the Obligations.

5.12                        Consolidation or Merger.  Borrower will not, and will not permit any Subsidiary to, merge with or consolidate into any other Person, except that:

(i)                                     a Subsidiary may merge into or consolidate with Borrower or another Subsidiary; provided that in the case of any Subsidiary that is a Material Subsidiary or a Guarantor that merges or consolidates with another Subsidiary, the continuing corporation (or entity) will, after giving effect to such merger or consolidation, remain a Material Subsidiary or Guarantor, as the case may be; and

(ii)                                  Borrower or any Subsidiary may merge into or consolidate with any Person (other than Borrower or a Subsidiary) if (A) in the case of any merger or consolidation involving Borrower, Borrower is the continuing corporation and, in the case of any merger or consolidation involving a Material Subsidiary, the continuing corporation (immediately after giving effect to such merger or consolidation) is a Material Subsidiary and, in case such Subsidiary is a Guarantor, the continuing corporation (immediately after giving effect to such merger or consolidation) is a Guarantor; and (B) immediately after giving effect to such merger or consolidation, no Default or Event of Default has occurred and is continuing.

SECTION 6.                         GUARANTY

6.1                               Guaranty of the Obligations.  Subject to the provisions of Section 6.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent, for the ratable benefit of the Beneficiaries, the due and punctual payment in full of all Obligations when such Obligations become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

6.2                               Contribution by Guarantors.  All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, if any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor will be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed.  “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations under this Agreement or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law.  Solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 6.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution under this Agreement will not be considered as assets or liabilities of such Contributing Guarantor.  “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 6.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 6.2.  The amounts payable as contributions under this Agreement will be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their obligations as set forth in this Section 6.2 will not be construed in any way to limit the liability of any Contributing Guarantor under this Agreement.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 6.2.

6.3                               Payment by Guarantors.  Subject to Section 6.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue of this Agreement, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as such Guaranteed Obligations become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

6.4                               Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations under this Agreement are irrevocable, absolute, independent and unconditional and will not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations (other than contingent obligations as to which no claim or demand has been made).  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)                                 this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)                                 Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c)                                  the obligations of each Guarantor under this Agreement are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d)                                 payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations will in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment will not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment will not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability under this Agreement in respect of the Guaranteed Obligations;

(e)                                  any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability of this Agreement or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability under this

Agreement, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment of this Agreement or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or of the date of this Agreement held by or for the benefit of such Beneficiary in respect of this Agreement or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security under one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f)                                   this Guaranty and the obligations of Guarantors under this Agreement will be valid and enforceable and will not be subject to any reduction or limitation (other than as a result of payment in full of the Guaranteed Obligations), impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than contingent obligations as to which no claim or demand has been made)), including the occurrence of any of the following, whether or not any Guarantor had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) of this Agreement, any of the other Credit Documents or any agreement or instrument executed under any other Credit Documents, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms of this Agreement or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received under the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses (other than the defense of payment in full of the Guaranteed Obligations), set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

6.5                               Waivers by Guarantors.  Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense (other than the defense of payment in full of the Guaranteed Obligations) of Borrower or any other Guarantor including any defense (other than the defense of payment in full of the Guaranteed Obligations) based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations (other than contingent obligations as to which no claim or demand has been made); (c) any defense (other than the defense of payment in full of the Guaranteed Obligations) based upon any statute or rule of law which provides that the obligation of a surety will be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense (other than the defense of payment in full of the Guaranteed Obligations) based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of such Guarantor’s obligations under this Agreement, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability under this Agreement or the enforcement of this Agreement, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Agreement, notices of default under this Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 6.4 and any right to consent to any thereof; and (g) any defenses (other than the defense of payment in full of the Guaranteed Obligations) or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement.

6.6                               Guarantors’ Rights of Subrogation, Contribution, Etc.  Until the Guaranteed Obligations have been paid in full (other than contingent obligations as to which no claim or demand has been made) and the Revolving Loan Commitments have been terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may after the date of this Agreement have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations under this Agreement, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may after the date of this Agreement have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may after the date of this Agreement have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or after the date of this Agreement held by any Beneficiary.  In addition, until the Guaranteed Obligations have been paid in full (other than contingent obligations as to which no claim or demand has been made) and the Revolving Loan Commitments have been terminated, each Guarantor will withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 6.2.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth in this Agreement is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, will be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount is paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations have not have been paid in full (other than contingent obligations as to which no claim or demand has been made), such amount will be held in trust for Administrative Agent on behalf of Beneficiaries and will forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

6.7                               Subordination of Other Obligations.  Any Indebtedness of Borrower or any Guarantor now or after the date of this Agreement held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing will be held in trust for Administrative Agent on behalf of Beneficiaries and will forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision of this Agreement.

6.8                               Continuing Guaranty.  This Guaranty is a continuing guaranty and will remain in effect until all of the Guaranteed Obligations have been paid in full (other than contingent obligations as to which no claim or demand has been made) and the Revolving Loan Commitments have been terminated.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

6.9                               Authority of Guarantors or Borrower.  No Beneficiary will be required to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

6.10                        Financial Condition of Borrower.  Borrower may borrow or continue any Loan from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation.  No Beneficiary will have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower.  Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or after the date of this Agreement known by any Beneficiary.

6.11                        Bankruptcy, Etc.

(a)                                 So long as any Guaranteed Obligations remain outstanding, no Guarantor will, without the prior written consent of Administrative Agent acting in accordance with the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor.  The obligations of Guarantors under this Agreement will not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense (other than the defense of payment in full of the Guaranteed Obligations) that Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)                                 Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) will be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors under this Agreement should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)                                  If all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors under this Agreement will continue and remain in full force and effect or be reinstated, as the case may be, if all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered will constitute Guaranteed Obligations for all purposes under this Agreement.

6.12                        Discharge of Guaranty Upon Sale of Guarantor.  If all of the Equity Interests of any Guarantor or any of its successors in interest under this Agreement are sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions of this Agreement, the Guaranty of such Guarantor or such successor in interest, as the case may be, under this Agreement will automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or other disposal.

SECTION 7.                         EVENTS OF DEFAULT

7.1                               Events of Default. Each of the following events is herein referred to as an “Event of Default”:

(a)                                 Borrower fails to pay when due, whether at stated maturity, acceleration or otherwise, any principal on any Loan;

(b)                                 Borrower fails to pay within five (5) Business Days after the date when due any fees, any interest or other amount due under the Credit Documents;

(c)                                  Borrower fails to observe or perform any covenant contained in (i) Sections 5.2(a), 5.3 or 5.4, or (ii) Sections 5.1(d)(i), 5.5 or 5.11 and, solely with respect to the covenants identified in this clause (ii), such failure continues for a period of five (5) Business Days;

(d)                                 Borrower fails to observe or perform, in any material respect, any covenant or agreement contained in this Agreement (other than those covered by Sections 7.1(a), 7.1(b) or 7.1(c) above) and such failure continues for a period of thirty (30) days after written notice thereof has been given to Borrower by the Agent at the request of any Lender;

(e)                                  any representation, warranty, certification or other material statement expressly made by Borrower in this Agreement or in any certificate, financial statement or other material document delivered under this Agreement proves to have been incorrect in any material respect when made (or deemed made);

(f)                                   (i) Borrower or any of its Subsidiaries fails to make any payment (whether of principal or interest) when  due in respect of any Indebtedness of Borrower or such Subsidiary, respectively, in each case, having (individually) a then-outstanding principal amount of at least $25,000,000 (or its equivalent (as of the applicable date) in any other currency), individually or collectively, in each case, beyond the grace period, if any, provided for such payment;

(i)                                     any breach or default by Borrower or any of its Subsidiaries with respect to any term of Indebtedness of Borrower or any of its Subsidiaries, exclusive of any Indebtedness of the type described in clause (iii) below, having (individually) a then-outstanding principal amount (or equivalent) of at least $25,000,000 (or its equivalent (as of the applicable date) in any other currency), and as a result of such breach or default such Indebtedness has, or the holder or holders of such Indebtedness or any trustee or agent on its or their behalf has the right to declare all such Indebtedness to, become due and payable (or to become redeemable or subject to a compulsory repurchase) prior to its scheduled maturity; or

(ii)                                  any breach or default by Borrower or any of its Subsidiaries with respect to any term of any Hedging Agreement  to which Borrower or any of its Subsidiaries is a party and, as a result of such breach or default (i) one or more counterparties to such Hedging Agreement (other than Borrower or any of its Subsidiaries) has the right to declare all amounts payable under such Hedging Agreement to be due and payable and (ii) the aggregate amount so due and payable (pursuant to the terms of such Hedging Agreement) would at least equal $25,000,000.

(g)                                  Borrower or any of its Material Subsidiaries commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or after the date of this Agreement in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or all or substantially all of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or takes any corporate action to authorize any of the foregoing;

(h)                                 an involuntary case or other proceeding is commenced against Borrower or any of its Material Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or after the date of this Agreement in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or all or substantially all of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of sixty (60) days; or an order for relief is entered against Borrower or any of its Material Subsidiaries under the federal bankruptcy laws as now or after the date of this Agreement in effect;

(i)                                     any money judgment, writ or warrant of attachment or similar process involving, individually or collectively, an amount in excess of $25,000,000 (in each case to the extent not adequately covered by insurance) is entered or filed against Borrower or any of its Subsidiaries or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of sixty (60) consecutive days.

(j)                                    one or more ERISA Events has occurred and is continuing that would have, individually or in the aggregate, a Material Adverse Effect;

(k)                                 a Change of Control occurs; or

(l)                                     (x) with respect to this Agreement, the Guaranty and each other Credit Document (excluding the Pledge Agreement), at any time after the execution and delivery thereof, and (y) solely with respect to the Pledge Agreement, at any time after the date on which the Obligations are required to be secured by a First Priority Lien in favor of Administrative Agent under Section 5.10:

(i)                                     such Credit Document for any reason, other than the satisfaction in full of all Obligations, ceases to be in full force and effect (other than in accordance with its terms) or is declared to be null and void, or any Credit Party repudiates in writing its Obligations under such Credit Document (including with respect to future advances by Lenders under the Credit Agreement);

(ii)                                  with respect to the Pledge Agreement, the Administrative Agent does not have or ceases to have a valid and perfected First Priority Lien in any Collateral purported to be covered by the Pledge Agreement, in each case for any reason other than the failure of Administrative Agent or any Secured Party to take any action within its control (including Administrative Agent’s failure to timely file or continue any applicable UCC financing statement or loss of or failure to maintain control of any possessory Collateral delivered to it); or

(iii)                               any Credit Party contests in writing the validity or enforceability of any Credit Document or the validity or perfection of any Lien in any Collateral purported to be covered by the Pledge Agreement.

7.2                               Rights and Remedies.  (1) Upon the occurrence and during the continuance of any Event of Default (other than any of the Events of Default specified in Sections 7.1(g) or 7.1(h) above), if requested by the Requisite Lenders (subject to the proviso to the definition of “Requisite Lenders”), Administrative Agent will, by written notice to Borrower, immediately terminate the Revolving Loan Commitments, if any, of each Lender having such Revolving Loan Commitments, and declare the Loans (together with accrued interest thereon) and all other Obligations to be, and the Loans (together with accrued interest thereon) and all other Obligations will thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower, and (2) upon the occurrence of any of the Events of Default specified in Sections 7.1(g) or 7.1(h) above, without any notice to Borrower or any other act by Administrative Agent or the Lenders, the Commitments will thereupon terminate and the Loans (together with accrued interest thereon) and all other Obligations will become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.

7.3                               Notice of Default.  Administrative Agent will give notice to Borrower under Section 7.1(d) promptly upon being requested to do so by any Lender and will thereupon notify all the Lenders thereof.

7.4                               Preservation of Certain Rights and Remedies.  The parties to this Agreement agree that the absence of a right on the part of Administrative Agent or the Lenders (other than as expressly set forth in Section 7.2) to terminate the Commitments prior to the funding of the Loans on the Closing Date as a result of the existence of an Event of Default will not be construed as a waiver of (a) any condition precedent to the making of the Loans set forth in Section 3 or (b) any right on the part of Administrative Agent or the Lenders to accelerate the maturity of the Loans as provided in Section 7.2 or to exercise any other remedy provided for in this Agreement or available under applicable law, it being the intent of the parties to this Agreement that all such conditions, rights and remedies remain fully available to Administrative Agent and the Lenders.

SECTION 8.                         AGENTS

8.1                               Appointment of Agents.  Goldman Sachs is hereby appointed Administrative Agent under this Agreement and under the other Credit Documents and each Lender hereby authorizes Goldman Sachs to act as Administrative Agent in accordance with the terms of this Agreement and the other Credit Documents.  Each Agent hereby agrees to act in its capacity as such upon the express conditions contained in this Agreement and the other Credit Documents, as applicable.  No Credit Party will have any rights as a third party beneficiary with respect to any of the provisions of this Section 8 consisting of those obligations of the Lenders that expressly are owed to the Agents or obligations of the Agents that expressly are owed to the Lenders.  Nothing in this Section 8 is intended to, and nothing in this Section 8 will, prohibit or limit any Credit Party from enforcing any consent or other rights of such Credit Party under Section 8.7.  In performing its functions and duties under this Agreement, each Agent will act solely as an agent of Lenders and does not assume and will not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries.

8.2                               Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies under this Agreement and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms of this Agreement and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Each Agent will have only those duties and responsibilities that are expressly specified in this Agreement and the other Credit Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent will have, by reason of this Agreement or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing in this Agreement or any of the other Credit Documents, expressed or implied, is intended to or will be so construed as to impose upon any Agent any obligations in respect of this Agreement or any of the other Credit Documents except as expressly set forth in this Agreement or therein.  No Arranger will have any duties or responsibilities under this Agreement or any other Credit Document, except in its capacity, as applicable, as a Lender under this Agreement.

8.3                               General Immunity.

(a)                                 No Responsibility for Certain Matters.  No Agent will be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Credit Document or for any representations, warranties, recitals or statements made in this Agreement or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor will any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent will not have any liability arising from confirmations of the amount of outstanding Loans.

(b)                                 Exculpatory Provisions.  No Agent nor any of its officers, partners, directors, employees or agents will be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  Each Agent is entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it under this Agreement or thereunder unless and until such Agent has received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent will be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.  Without prejudice to the generality of the foregoing, (i) each Agent is entitled to rely, and will be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and is entitled to rely and will be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender will have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.5).

(c)                                  Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory, indemnification and other provisions of this Section 8.3 and of Section 8.6 will apply to any of the Affiliates of Administrative Agent.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 8.3 and of Section 8.6 will apply to any such sub-agent and to the Affiliates of any such sub-agent, and will apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named in this Agreement.  Notwithstanding anything in this Agreement to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent will be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and will have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) will not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent will only have obligations to Administrative Agent and not to any Credit Party,

Lender or any other Person and no Credit Party, Lender or any other Person will have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

8.4                               Agents Entitled to Act as Lender.  The agency hereby created will in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender under this Agreement.  With respect to its participation in the Loans, each Agent will have the same rights and powers under this Agreement as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it under this Agreement, and the term “Lender” will, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified in this Agreement, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

8.5                               Lenders’ Representations, Warranties and Acknowledgment.

(a)                                 Each Lender represents and warrants to the Agents that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with the making of Loans under this Agreement and that it has made and will continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries.  No Agent will have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times at or after the making of such Loans, and no Agent will have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)                                 Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Term Loan on the Closing Date and/or Revolving Loans on the applicable Borrowing Date, as the case may be, will be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such Revolving Loans.

8.6                               Right to Indemnity.  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent has not been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties under this Agreement or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents, but no Lender will be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  If any indemnity furnished to any Agent for any purpose will, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished, but in no event will this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof, and this sentence will not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

8.7                               Successor Administrative Agent.  Administrative Agent will have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower.  Administrative Agent will have the right to appoint a financial institution that is an Eligible Assignee to act as Administrative Agent under this Agreement, subject to the reasonable satisfaction of Borrower and the Requisite Lenders, and Administrative Agent’s resignation will become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders.  Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders will have the right, upon five (5) Business Days’ notice to Borrower, to appoint a successor Administrative Agent.  If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, Requisite Lenders will be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent.  Until a successor Administrative Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as collateral agent on behalf of the Lenders under any of the Credit Documents will continue to be held by the retiring Administrative Agent as nominee until such time as a successor Administrative Agent is appointed.  Upon the acceptance of any appointment as Administrative Agent under this Agreement by a successor Administrative Agent, that successor Administrative Agent will thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent will promptly (i) transfer to such successor Administrative Agent all Securities and other items of Collateral held under the Pledge Agreement, together with all records and other documents necessary or appropriate, and all sums (if any) held by Administrative Agent, in each case, in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Pledge Agreement, whereupon such retiring Administrative Agent will be discharged from its duties and obligations under this Agreement.  After any retiring Administrative Agent’s resignation under this Agreement as Administrative Agent, the provisions of this Section 8 7 will inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  Any successor Administrative Agent appointed pursuant to this Section 8.7 shall, upon its acceptance of such appointment, become the successor collateral agent for all purposes under this Agreement.

8.8                               Pledge Agreement and Guaranty.

(a)                                 Agents under Pledge Agreement and Guaranty.  Each Secured Party hereby further authorizes Administrative Agent on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Pledge Agreement.  Subject to Section 9.5, without further written consent or authorization from any Secured Party, Administrative Agent may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 9.5) have otherwise consented or (ii) release any Guarantor from the Guaranty under Sections 5.9(b) or 6.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 9.5) have otherwise consented.

(b)                                 Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent and each Secured Party hereby agree that (i) no Secured Party will have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies under this Agreement and under any of the Credit Documents may be exercised solely by Administrative Agent for the benefit of the Secured Parties in accordance with the terms of this Agreement and the Credit Documents and all powers, rights and remedies under the Pledge Agreement may be exercised solely by Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Administrative Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) will be entitled, upon instructions from Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale or other disposition.

(c)                                  Release of Collateral and Guarantees, Termination of Credit Documents.  Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, when all Obligations have been paid in full (other than contingent obligations as to which no claim or demand has been made), all Commitments have terminated or expired, upon request of Borrower, Administrative Agent will (without notice to, or vote or consent of, any Lender) take such actions as are required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document.  Any such release of guarantee obligations will be deemed subject to the provision that such guarantee obligations will be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby is rescinded or will otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(d)                                 Administrative Agent will not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor will Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

8.9                               Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan is then due and payable as in this Agreement expressed or by declaration or otherwise and irrespective of whether Administrative Agent has made any demand on Borrower) will be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                                 to file a verified statement under rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its respective agents and counsel and all other amounts due Administrative Agent under Sections 2.9, 9.2 and 9.3 allowed in such judicial proceeding; and

(c)                                  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, If Administrative Agent consents to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.9, 9.2 and 9.3.  To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 2.9, 9.2 and 9.3 out of the estate in any such proceeding, is denied for any reason (other than by reason of payment), payment of the same will be secured by a Lien on, and will be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

(d)                                 Nothing contained in this Agreement will be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

8.10                        Withholding Taxes.  To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the IRS or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender will indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out of pocket expenses) incurred.

SECTION 9.                         MISCELLANEOUS

9.1                               Notices.

(a)                                 Notices Generally.  Any notice or other communication in this Agreement required or permitted to be given to (i) a Credit Party will be sent to Borrower, at Borrower’s address as set forth on Appendix B or in the other relevant Credit Documents, or (ii) Administrative Agent will be sent to Administrative Agent’s address as set forth on Appendix B-1 or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing.  Except as otherwise set forth in Section 2.22 or Section 9.1(b) below, each notice under this Agreement will be in writing and may be personally served or sent by telefacsimile (except for any notices sent to Administrative Agent or any Credit Party) or United States mail or courier service and will be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile (if applicable), or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed.  Any such notice or other communication will at the request of Administrative Agent be provided to any sub-agent appointed under Section 9.3(c) as designated by Administrative Agent from time to time.

(b)                                 Electronic Communications.

(i)                                     Notices and other communications to any Agent and any Lenders under this Agreement may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) in accordance with procedures approved by Administrative Agent, except that the foregoing will not apply to notices to any Agent or any Lender under Section 2 if such Person has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications by electronic communications under procedures approved by it.  Approval of such procedures may be limited to particular notices or communications.  Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address will be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), except that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication will be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website will be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii)                                  Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)                               The Platform and any Approved Electronic Communications are provided “as is” and “as available”.  None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv)                              Each Credit Party, each Lender and each Agent agrees that Administrative Agent may, but will not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(v)                                 Any notice of Default or Event of Default may be provided by telephone if confirmed promptly after such telephone notice by delivery of written notice thereof.

(c)                                  Private Side Information Contacts.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public-Side Information” portion of the Platform and that may contain MNPI.  If any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

9.2                               Expenses.

(a)                                 Whether or not the transactions contemplated hereby are consummated, Borrower agrees to pay promptly all costs and expenses incurred in connection with the negotiation, preparation and execution of the Credit Documents on or prior to the Closing Date to the extent provided in the Mandate Letter.

(b)                                 Following the Closing Date, Borrower agrees to pay promptly (i) all the reasonable and documented out-of-pocket fees, expenses and disbursements of a single law firm acting as counsel for the Agents and the Lenders (taken as a whole) and, if reasonably necessary, a single local law firm acting as counsel in each relevant material jurisdiction for the Agents and the Lenders (taken as a whole), in each case in connection with the negotiation, preparation, execution and administration of the Credit Documents following the Closing Date, including in respect of any consents, amendments, waivers or other modifications thereto, (ii) all the actual costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Administrative Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, if any, and (iii) after the occurrence of a Default or an Event of Default, all reasonable and documented out-of-pocket costs and expenses, including reasonable attorneys’ fees of a single law firm acting as counsel to the Agents and the Lenders (taken as a whole) and, if reasonably necessary, a single local law firm acting as counsel in each relevant material jurisdiction for the Agents and the Lenders (taken as a whole) (and, in the case of an actual or potential conflict of interest where any Person affected by such conflict informs Borrower of such conflict and thereafter retains its own counsel, of another firm acting as counsel for such affected Person), incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party under this Agreement or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or in connection with any insolvency or bankruptcy cases or proceedings.

9.3                               Indemnity.

(e)                                  In addition to the payment of expenses under Section 9.2, whether or not the transactions contemplated in this Agreement are consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, except that no Credit Party will have any obligation to any Indemnitee under this Agreement with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise (1) from the bad faith, gross negligence or willful misconduct of such Indemnitee (or any of such Indemnitee’s controlling Persons or subsidiaries of such controlling Persons or any of their respective or such Indemnitee’s partners, members, directors, attorneys, agents, sub-agents, or employees), or (2) the material breach by such Indemnitee of this Agreement or any of the other Credit Documents, in each case, as, and to the extent, determined by a final, non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party will contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)                                 To the extent permitted by applicable law, in no event will any Indemnitee, any Credit Party or any Affiliate of any of the foregoing (or any of such Person’s controlling Persons or subsidiaries of such controlling Persons, or any of their respective partners, members, directors, attorneys, agents, sub-agents or employees) have any liability for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to in this Agreement or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Indemnitee and each Credit Party, for itself and on behalf of its respective Affiliates (and each such Person’s controlling Persons or subsidiaries of such controlling Persons, and their respective partners, members, directors, attorneys, agents, sub-agents and employees), hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)                                  Each Credit Party also agrees that no Lender, Agent nor their respective Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to any Credit Party or any Person asserting claims on behalf of or in right of any Credit Party or any other Person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds of the Loans or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (1) the bad faith, gross negligence or willful misconduct of such Lender, Agent or their respective Affiliates (or any of such Person’s controlling Persons or subsidiaries of such controlling Persons, or any of their respective partners, members, directors, attorneys, agents, sub-agents or employees), or (2) the material breach by such Lender, Agent or their respective Affiliates (or any of such Person’s controlling Persons or subsidiaries of such controlling Persons, or any of their respective partners, members, directors, attorneys, agents, sub-agents or employees) of this Agreement or any of the other Credit Documents.

9.4                               Set-Off.  In addition to any rights now or after the date of this Agreement granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of

Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the sole credit or the sole account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender under this Agreement, irrespective of whether or not (a) such Lender has made any demand under this Agreement or (b) the principal of or the interest on the Loans or any other amounts due under this Agreement have become due and payable under Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.  If any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to Administrative Agent for further application in accordance with the provisions of Sections 2.15 and 2.20 and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender will provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and their respective Affiliates under this Section 9.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.

9.5                               Amendments and Waivers.

(a)                                 Requisite Lenders’ Consent.  Subject to the additional requirements of Sections 9.5(b) and 9.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, will in any event be effective without the written concurrence of Requisite Lenders, except that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Credit Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders have received at least five (5) Business Days’ prior written notice thereof and Administrative Agent has not received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment.

(b)                                 Affected Lenders’ Consent.  Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent will be effective if the effect thereof would:

(i)                                     extend the scheduled final maturity of any Loan or Note;

(ii)                                  waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)                               reduce the rate of interest on any Loan (other than (x) any waiver of any increase in the interest rate applicable to any Loan under Section 2.8 or (y) reductions based on fluctuations in the Base Rate or the Adjusted Eurodollar Rate, as applicable) or any fee or any premium payable under this Agreement;

(iv)                              extend the time for payment of any such interest, fees or premium;

(v)                                 reduce the principal amount of any Loan;

(vi)                              amend, modify, terminate or waive any provision of this Section 9.5(b), Section 9.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(vii)                           amend the definition of “Requisite Lenders” or “Pro Rata Share,” except that, with the consent of Requisite Lenders, additional extensions of credit under this Agreement may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Loan Commitments and the Revolving Loans are included on the Closing Date;

(viii)                        release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents and except in connection with a “credit bid” undertaken by the Administrative Agent at the direction of the Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders will be needed for such release); or

(ix)                              consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.

All Lenders will be deemed directly affected thereby with respect to any amendment described in clauses (vii), (viii) and (ix).

(c)                                  Other Consents.  No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, will:

(i)                                     increase any Revolving Loan Commitment of any Lender over the amount thereof then in effect without the consent of such Lender.  No amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default will constitute an increase in any Revolving Loan Commitment of any Lender;

(ii)                                  alter the required application of any repayments or prepayments as between Loans under Section 2.13 without the consent of Lenders holding more than 50% of the aggregate Term Loan Exposure of all Lenders or Revolving Loan Exposure of all Lenders, as applicable, of each type that is being allocated a lesser repayment or prepayment as a result thereof, except that Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between types of Loans, of any portion of such prepayment which is still required to be made is not altered; or

(iii)                               amend, modify, terminate or waive any provision of the Credit Documents as the same applies to any Agent or Arranger, or any other provision of this Agreement as the same applies to the rights or obligations of any Agent or Arranger, in each case without the consent of such Agent or Arranger, as applicable.

(iv)                              after the earlier to occur of (x) a Qualified IPO of Borrower, and (y) such time when the aggregate outstanding principal amount of Term Loans has been reduced to $150,000,000 or less, amend or waive the terms and provisions (and related definitions) of the covenant set forth in Section 5.4 unless such agreement is in writing and signed by the Revolving Lenders (that are Non-Defaulting Lenders) holding in excess of 50% of the outstanding principal amount of all Revolving Loans or, if no Revolving Loans are then outstanding, in excess of 50%

of the outstanding Revolving Loan Commitments.  No consent of any other Lenders will be required for the matters addressed in this clause (iv).

(d)                                 Execution of Amendments, Etc.  Administrative Agent may, but will have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent will be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case will entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.5 will be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

9.6                               Successors and Assigns; Participations.

(a)                                 Generally.  This Agreement will be binding upon the parties to this Agreement and their respective successors and assigns and will inure to the benefit of the parties to this Agreement and the successors and assigns of Lenders.  No Credit Party’s rights or obligations under this Agreement nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders.  No Lender’s rights or obligations under this Agreement nor any interest therein may be assigned, participated or delegated by any Lender without the prior written consent of Borrower (except as otherwise provided in Sections 9.6(c) and (g)).  Nothing in this Agreement, expressed or implied, will be construed to confer upon any Person (other than the parties to this Agreement, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Register.  Borrower, Administrative Agent and Lenders will deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes of this Agreement, and no assignment or transfer of any such Commitment or Loan will be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 9.6(d).  Each assignment will be recorded in the Register promptly following receipt by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof will be provided to Borrower and a copy of such Assignment Agreement will be maintained, as applicable.  The date of such recordation of a transfer will be referred to in this Agreement as the “Assignment Closing Date.”  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender will be conclusive and binding (absent manifest error) on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)                                  Right to Assign.  Each Lender will have the right, at any time after the Closing Date, to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (pro rata assignments will not be required and each assignment will be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments), subject in all respects to the following:

(i)                                     unless Borrower provides its prior written consent (which may be withheld by Borrower in its sole and absolute discretion), prior to the earlier of (x) the thirtieth (30th) day following the consummation of a Qualified IPO of Borrower, and (y) the date that is eighteen (18) months after the Closing Date, no such sale, transfer or assignment may be made by any Lender except to the extent that a Governmental Authority having supervision or jurisdiction over such Lender and its assets requires such Lender to sell, transfer or assign its rights or obligations hereunder;

(ii)                                  if such sale, transfer or assignment is to a Person meeting the criteria of clause (i) of the definition of the term “Eligible Assignee,” the assigning Lender must give prior written notice to Borrower and Administrative Agent of such proposed sale, transfer or assignment; and

(iii)                               each sale, transfer or assignment under this Section 9.6(c) (other than any sale, transfer or assignment of the type described in clause (ii) above) may only be made, with the prior written consent of Borrower and Administrative Agent (unless an Event of Default of the type described in clauses (a), (g) or (h) of Section 7.1 has occurred and is continuing, in which event no consent of Borrower will be required), to any Person meeting the criteria of clause (ii) of the definition of the term “Eligible Assignee” and that is not a Disqualified Lender.

Consents required under Section 9.6(c)(iii) will not be unreasonably withheld or delayed, except that Borrower may withhold such consent (and such withholding will be deemed to be reasonable) in the event that it in good faith determines that the proposed assignee is a Person that would satisfy the requirements of the definition of a Disqualified Lender or is otherwise acting in the capacity of vulture investor, distressed debt investor or equivalent (without regard to the portion of such definition that requires such Person to be identified by name in a writing delivered to Administrative Agent).  Borrower will be deemed to have consented to any such assignment if Borrower fails to object to such assignment by written notice to Administrative Agent within five (5) Business Days after having received notice of such assignment.  Each assignment under this Section 9.6(c)(iii) will be in an aggregate amount of not less than (1) $2,500,000 with respect to the assignment of the Revolving Loan Commitments, the Revolving Loans and the Term Loans, (2) such lesser amount as agreed to by Borrower and Administrative Agent, (3) the aggregate amount of the Loans of the assigning Lender with respect to the Loans being assigned or (4) the amount assigned by an assigning Lender to an Affiliate or Related Fund of such Lender.

In no event will any Lender be permitted to make any assignment or participation to any Disqualified Lender.  Administrative Agent may provide the list of Disqualified Lenders to any Lender (or prospective Lender permitted hereunder) upon request or may provide access to such list via the Platform; provided, that Administrative Agent will not be responsible for, nor have any liability in connection with, maintaining, updating, monitoring, enforcing, or inadvertently disclosing information from, the list of Disqualified Lenders, and Borrower agrees to indemnify Administrative Agent in accordance with Section 9.3 for any documented out-of-pocket loss, cost or expense arising from any assignment by a Lender to a Disqualified Lender if, and solely to the extent, a court of competent jurisdiction in a final and non-appealable judgment determines that Administrative Agent is not entitled to indemnification under Section 8.6 for such loss, cost or expense (or portion thereof) and that such loss, cost or expense did not result from the fraud, gross negligence or willful misconduct of Administrative Agent (or any of its Affiliates).

(d)                                 Mechanics.

(i)                                     Assignments and assumptions of Loans and Commitments by Lenders will be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement.  Assignments made under the foregoing provision will be effective as of the Assignment Closing Date.  In connection with all assignments, there will be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver under Section 2.18(f), together with payment to Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee will be payable (y) in connection with an assignment by or to Goldman Sachs or any Affiliate thereof or (z) in the case of an assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(ii)                                  In connection with any assignment of rights and obligations of any Defaulting Lender under this Agreement, no such assignment will be effective unless and until, in addition to the other conditions to such Assignment set forth in this Agreement, the parties to the assignment will make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent and each other Lender under this Agreement (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans.  Notwithstanding the foregoing, if any assignment of rights and obligations of any Defaulting Lender under this Agreement becomes effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e)                                  Representations and Warranties of Assignee.  Each Lender, upon execution and delivery of this Agreement or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Closing Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 9.6, the disposition of such Commitments or Loans or any interests therein will at all times remain within its exclusive control); and (iv) it will not provide any information obtained by it in its capacity as a Lender to Sponsor or any Affiliate of Sponsor.

(f)                                   Effect of Assignment.  Subject to the terms and conditions of this Section 9.6, as of the Assignment Closing Date (i) the assignee thereunder will have the rights and obligations of a “Lender” under this Agreement to the extent of its interest in the Loans and Commitments as reflected in the Register and will after such date be a party to this Agreement and a “Lender” for all purposes of this Agreement; (ii) the assigning Lender thereunder will, to the extent that rights and obligations under this Agreement have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination of this Agreement under Section 9.8) and be released from its obligations under this Agreement (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender will cease to be a party to this Agreement on the Assignment Closing Date.  Anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender will continue to be entitled to the benefit of all indemnities under this Agreement as specified in this Agreement with respect to matters arising out of the prior involvement of such assigning Lender as a Lender under this Agreement); (iii) the Commitments will be modified to reflect any Commitment of such assignee and any Revolving Loan Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note under this Agreement, the assigning Lender will, upon the effectiveness of such assignment or as promptly after such date as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower will issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Loan Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g)                                  Participations.

(i)                                     Each Lender will have the right, at any time to sell one or more participations in all or any part of its Commitments, Loans or in any other Obligation to any Eligible Assignee that is not a Disqualified Lender.

Each Lender that sells a participation under this Section 9.6(g) will, acting solely for U.S. federal income tax purposes as an agent of Borrower, maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s participation interest with respect to the Term Loan (each, a “Participant Register”). No Lender will have any obligation to disclose all or any portion of the Participant Register to any Person (other than the Borrower, upon its request from time to time), including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement, except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the IRS, the relevant Lender will make any disclosure required by the foregoing sentence directly and solely to the IRS.  The entries in the Participant Register will be conclusive absent manifest error, and such Lender will treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Term Loan for all purposes under this Agreement, notwithstanding any notice to the contrary.

(ii)                                  The holder of any such participation, other than an Affiliate of the Lender granting such participation, will not be entitled to require such Lender to take or omit to take any action under this Agreement except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment will not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan will be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Pledge Agreement or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans under this Agreement in which such participant is participating.

(iii)                               Borrower agrees that each participant will be entitled to the benefits of Sections 2.16(c), 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment under paragraph (c) of this Section 9.6.  A participant (x) will not be entitled to receive any greater payment under Section 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant unless such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation, and (y) that would be a Foreign Lender if it were a Lender will not be entitled to the benefits of Section 2.18 unless Borrower is notified of the participation sold to such participant or to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation, so long as such participant agrees, for the benefit of Borrower, to comply with Section 2.18 as though it were a Lender.  Except as specifically set forth in clauses (x) and (y) of this sentence, nothing in this Agreement will require any prior notice to Borrower or any other Person in connection with the sale of any participation.  To the extent permitted by law, each participant also will be entitled to the benefits of Section 9.4 as though it were a Lender, so long as such participant agrees to be subject to Section 2.15 as though it were a Lender.

(h)                                 Certain Other Assignments and Participations.  In addition to any other assignment or participation permitted under this Section 9.6 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security under Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank.  No Lender, as between Borrower and such Lender, will be relieved of any of its obligations under this Agreement as a result of any such assignment and pledge, and in no event will the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action under this Agreement

(i)                                     Disqualified Lender List.  From time to time before, on or after the Closing Date, Borrower has the right (but not the obligation) to prepare and deliver to Administrative Agent a list of Persons that Borrower, in its sole reasonable discretion, determines to be Disqualified Lenders in accordance with the definition of “Disqualified Lenders” (such list, as updated or otherwise modified from time to time in accordance with the definition of “Disqualified Lenders,” the “DQ List”).

9.7                               Independence of Covenants.  All covenants under this Agreement will be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant will not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

9.8                               Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made in this Agreement will survive the execution and delivery of this Agreement and the making of any Loans.  Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.16(c), 2.17, 2.18, 9.2, 9.3 and 9.4 and the agreements of Lenders set forth in Sections 2.15, 8.3(b) and 8.6 will survive the payment of the Loans and the termination of this Agreement.

9.9                               No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege under this Agreement or under any other Credit Document will impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor will any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and will be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy under this Agreement will not impair any such right, power or remedy or be construed to be a waiver thereof, nor will it preclude the further exercise of any such right, power or remedy.

9.10                        Marshalling; Payments Set Aside.  Neither any Agent nor any Lender will be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation (or part of the obligation) originally intended to be satisfied, and all Liens, rights and remedies for such obligation (or such part) or related to such obligation (or such part), will be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.11                        Severability.  In case any provision in or obligation under this Agreement or under any other Credit Document is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, will not in any way be affected or impaired thereby.

9.12                        Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders under this Agreement are several and no Lender will be responsible for the obligations or Commitment of any other Lender under this Agreement.  Nothing contained in this Agreement or in any other Credit Document, and no action taken by Lenders under this Agreement or any other Credit Document, will be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time under this Agreement to each Lender will be a separate and independent debt, and each Lender will be entitled to protect and enforce its rights arising out of this Agreement and it will not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

9.13                        Headings.  Section headings in this Agreement are included in this Agreement for convenience of reference only and will not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.14                        Applicable Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER OF THIS AGREEMENT AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) WILL BE GOVERNED BY, AND WILL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

9.15                        Consent to Jurisdiction.  SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, WILL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE (SUBJECT TO CLAUSE (E) BELOW) JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY

DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY CREDIT DOCUMENT OR AGAINST ANY COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.

9.16                        Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING UNDER THIS AGREEMENT OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY TO THIS AGREEMENT FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.16 AND EXECUTED BY EACH OF THE PARTIES TO THIS AGREEMENT), AND THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE UNDER THIS AGREEMENT.  IF LITIGATION OCCURS, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.17                        Confidentiality.

(a)                                 Each Agent and each Lender will keep confidential in accordance with this Section 9.17 all non-public information disclosed to it by the Borrower or any Subsidiary at any time on or after the date hereof regarding the business, operations, assets, liabilities, financial condition and prospects of the Borrower and its Subsidiaries, including all Excluded Information and Limited Confidential Information (collectively, the “Confidential Information”).  Any term or provision hereof to the contrary notwithstanding, Confidential Information will not include Non-Confidential Information, and Non-Confidential Information will not be subject to the obligations on confidentiality and restrictions on disclosure set forth in this Section 9.17.

(b)                                 Each Agent and each Lender agrees that it will not, without Borrower’s prior written consent, disclose, or make any public statement regarding the existence or the terms or conditions of, this Agreement or any other Credit Document, including the DQ List or any of the Exhibits or Schedules hereto and thereto. Each Agent and each Lender further agrees that it (i) will use the Confidential Information only in connection with this Agreement and the other Credit Documents, including exercising its rights and remedies hereunder and thereunder or administering the terms hereof or thereof, (ii) will take reasonable precautions with respect to the confidentiality of the Confidential Information that are at least as protective as precautions employed by it with respect to confidential materials of similar nature of its other clients, (iii) will not reverse engineer or remove any proprietary markings from any Confidential Information and (iv) except as otherwise permitted under this Section 9.17, will not disclose any Confidential Information or the existence, or the terms or conditions of this Agreement, any  other Credit Document or any of the Exhibits or Schedules hereto and thereto (including the DQ List), to any Person, either internally or externally, without the prior written consent of Borrower.

(c)                                  Notwithstanding the foregoing, Borrower agrees that Administrative Agent may disclose Confidential Information to any Lender and its Affiliates (including by making the DQ List available on the Platform (including that portion of the Platform that is designated for “public side” Lenders)), and any Lender may disclose Confidential Information to Administrative Agent, any other Lender and their respective Affiliates, in each case only if the receiving Lender is not a Disqualified Lender.  In addition, Administrative Agent and each Lender may make (i) disclosures of Confidential Information to its Affiliates in connection with this Agreement and the other Credit Documents, (ii) disclosures of Confidential Information to its and its Affiliates’ respective directors, officers, credit and loan administration personnel, internal management and credit committee members, administrative personnel, conflicts and compliance personnel, legal advisers (including outside counsel), auditors and other personnel, advisors and agents directly involved in the transactions contemplated hereby (other than, for the avoidance of doubt, any research analyst), in each case on a “need to know” basis (and to other Persons authorized by the Administrative Agent or such Lender to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.17), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature thereof and instructed to keep such information confidential in accordance herewith, (iii) disclosures of Standard Credit Information and Limited Confidential Information to any bona fide, prospective assignee, transferee or participant (in each case that would not qualify as a Disqualified Lender) in connection with the contemplated assignment, transfer or sale of any Commitments or Loans or any participations therein, or to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations, together with such other information (other than Excluded Information) as Administrative Agent or any Lender may reasonably request, the disclosure of such other information being subject to the consent of Borrower not to be unreasonably withheld or delayed, except that Borrower may withhold such consent (and such withholding will be deemed to be reasonable) in the event that Borrower in good faith determines that such prospective assignee, transferee or participant  is a Person that would satisfy the requirements of the definition of a Disqualified Lender or is otherwise acting in the capacity of a vulture investor, distressed debt investor or equivalent (without regard to the portion of the definition of Disqualified Lender that requires such Person to be identified by name in a writing delivered to Administrative Agent); provided that each such prospective assignee, transferee, participant, counterparty or advisor will be advised of and agree, in advance of such disclosure, in writing (including pursuant to customary “click-through” procedures), to be bound by either the provisions of this Section 9.17 or other provisions that are at least as restrictive as the provisions of this Section 9.17, (iv) disclosures of Confidential Information in connection with the exercise by Administrative Agent and Lenders of any remedies hereunder or under any other Credit Document, (v) disclosures of Confidential Information to the extent (but only to the extent) required or requested by any Governmental Authority or self-regulatory authority purporting to have jurisdiction over Administrative Agent or any Lender or pursuant to legal or judicial process; provided that, unless prohibited by applicable law, court order or rules and regulations, (A) Administrative Agent or such Lender, as the case may be, shall take commercially reasonable efforts to promptly notify Borrower of any request by any such Governmental Authority or self-regulatory authority (other than any such request in connection with any examination of the financial condition or other routine examination of Administrative Agent or such Lender (or any Affiliate of any of the foregoing) by such Governmental Authority or self-regulatory authority) for disclosure of any such Confidential Information prior to the disclosure thereof and shall (other than in connection with any such examination where it is not practicable to do so under the circumstances) take commercially reasonable precautions to preserve the confidentiality of any Confidential Information subject to such disclosure and (B) Administrative Agent or such Lender, as the case may be, agrees to use reasonably diligent efforts to assist (other than in connection with any request in connection with any examination by a Governmental authority or any such self-regulatory authority of the financial condition or other routine examination of Administrative Agent, any Lender or any of their respective Affiliates) Borrower, at Borrower’s sole cost and expense, in seeking to limit the disclosure of such Confidential Information or to obtain confidential treatment or a protective order therefor, (vi) disclosure of Limited Confidential Information on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, and (vii) disclosures of Confidential Information to the extent (but only to the extent) (A) it has become publicly available other than as a result of a breach of this Section 9.17 or (B) it becomes available to Administrative Agent, any Lender or any Affiliate of any the foregoing from a source other than Borrower or any of its Subsidiaries to the extent such information is not known by Administrative Agent, such Lender or such Affiliate to be subject to a confidentiality agreement between such source and Borrower or any of its Subsidiaries; provided that if Administrative Agent, such Lender or such Affiliate subsequently obtains knowledge that such information is subject to such confidentiality agreement, any further disclosure thereof may only be made to the extent otherwise permitted by this Section 9.17; and provided, further,  that none of Administrative Agent, any Lender or any Affiliate of any of the foregoing shall have any liability for any disclosure of such information prior to obtaining knowledge of any such confidentiality agreement.

(d)                                 To the extent that Administrative Agent or any Lender provides any Confidential Information to any of its Affiliates or its or any of its Affiliates’ respective directors, officers and other personnel referred to in clauses 9.17(c)(ii) or 9.17(c)(ii) above, Administrative Agent or such Lender, as applicable, will be responsible for compliance by such Affiliate and such other Person or individual with the terms of this Section 9.17. The obligations under this Section 9.17 will survive any termination of this Agreement.  Any Confidential Information disclosed by Borrower to any Lender pursuant to a non-disclosure agreement between the Borrower and such Lender will become subject to the terms of this Section 9.17 as if disclosed to such Lender on the date hereof.  Neither the Administrative Agent nor any Lender will acquire any intellectual property rights in any Confidential Information disclosed to it. Each of the Administrative Agent and the Lenders acknowledges that any breach of this Section 9.17 may cause irreparable harm for which monetary damages are an insufficient remedy and, as a consequence thereof, upon any breach of this Section 9.17, Borrower will be entitled to seek appropriate equitable relief in addition to any remedies available to the Borrower at law.

9.18                        Usury Savings Clause.  Notwithstanding any other provision in this Agreement, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law will not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made under this Agreement will bear interest at the Highest Lawful Rate until the total amount of interest due under this Agreement equals the amount of interest which would have been due under this Agreement if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made under this Agreement are repaid in full the total interest due under this Agreement (taking into account the increase provided for above) is less than the total amount of interest which would have been due under this Agreement if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower will pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess will be cancelled automatically and, if previously paid, will at such Lender’s option be applied to the outstanding amount of the Loans made under this Agreement or be refunded to Borrower.

9.19                        Effectiveness; Counterparts.  This Agreement will become effective upon the execution of a counterpart of this Agreement by each of the parties to this Agreement and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif” will be effective as delivery of a manually executed counterpart of this Agreement.

9.20                        Entire Agreement.  With the exception of those terms contained in the Mandate Letter, dated September 19, 2014, among the Arrangers and Company (the “Mandate Letter”), which by their terms remain in full force and effect, all of the Arrangers’ and their respective Affiliates’ obligations under the Mandate Letter will terminate and be superseded by the Credit Documents and the Arrangers and their respective Affiliates will be released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise.  Each of the Administrative Agent, the Arrangers and the Lenders acknowledges and agrees that a breach of Section 5 of the Mandate Letter by any Arranger or any Lender will constitute a breach of this Agreement and, subject to the limitations set forth in this Agreement, Borrower will be entitled to seek any remedies available to Borrower at law or in equity with respect thereto.

9.21                        PATRIOT Act.  Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that under the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

9.22                        Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement will be deemed to include electronic signatures or the keeping of records in electronic form, each of which will be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.23                        No Fiduciary Duty.  Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates.  Each Credit Party agrees that nothing in the

Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other.  The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies under this Agreement and the other Credit Documents) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection with such transaction and with the process leading to such transactions (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated by this Agreement (or the exercise of rights or remedies with respect to such transactions) or the process leading to such transactions (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person.  Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading to such transactions.  Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading to such transaction.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Borrower:

INOVALON HOLDINGS, INC.

By:	/s/ Thomas R. Kloster
Name: Thomas R. Kloster
Title: Chief Financial Officer

Guarantors:

INOVALON, INC.

By:	/s/ Thomas R. Kloster
Name: Thomas R. Kloster
Title: Chief Financial Officer

CATALYST INFORMATION TECHNOLOGIES, INC.

By:	/s/ Thomas R. Kloster
Name: Thomas R. Kloster
Title: Chief Executive Officer

INOVALON SME, LLC

By:	/s/ Shauna L. Vernal
Name: Shauna L. Vernal
Title: Secretary

Credit and Guaranty Agreement

GOLDMAN SACHS BANK USA,

as Administrative Agent, an Arranger and a Lender

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

Credit and Guaranty Agreement

MORGAN STANLEY SENIOR FUNDING, INC.,

as an Arranger and a Lender

By:	/s/ Andrew Earls
Name: Andrew Earls
Title: Vice President

MORGAN STANLEY BANK N.A.,

as a Lender

By:	/s/ Andrew Earls
Name: Andrew Earls
Title: Vice President

Credit and Guaranty Agreement

CITIGROUP GLOBAL MARKETS INC.,

as an Arranger

By:	/s/ Justin Tichauer
Name: Justin Tichauer
Title: Director

CITIBANK, N.A.,

as a Lender

By:	/s/ Justin Tichauer
Name: Justin Tichauer
Title: Vice President

Credit and Guaranty Agreement

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as an Arranger

By:	/s/ E. Mark Hardison
Name: E. Mark Hardison
Title: Vice President

BANK OF AMERICA, N.A.,

as a Lender

By:	/s/ Sonal Gupta
Name: Sonal Gupta
Title: Vice President

Credit and Guaranty Agreement

UBS SECURITIES LLC,

as an Arranger

By:	/s/ Lana Gifas
Name: Lana Gifas
Title: Attorney-in-Fact

By:	/s/ Jennifer Anderson
Name: Jennifer Anderson
Title: Attorney-in-Fact

UBS AG, STAMFORD BRANCH

as a Lender

By:	/s/ Lana Gifas
Name: Lana Gifas
Title: Director Banking Products Services, US

By:	/s/ Jennifer Anderson
Name: Jennifer Anderson
Title: Associate Director Banking Product Services, US

Credit and Guaranty Agreement

APPENDIX A-1

TO CREDIT AND GUARANTY AGREEMENT

SCHEDULE A-I

Term Loan Commitments

Lender	Term Loan Commitment	Pro Rata Share
Goldman Sachs Bank USA	$88,235,294	29.4118%
Morgan Stanley Senior Funding, Inc.	$70,588,235	23.5294%
Citibank, N.A.	$70,588,235	23.5294%
Bank of America, N.A.	$35,294,118	11.7647%
UBS AG, Stamford Branch	$35,294,118	11.7647%
Total	$300,000,000	100%

APPENDIX A-1-1

APPENDIX A-2

TO CREDIT AND GUARANTY AGREEMENT

SCHEDULE A-II

Revolving Loan Commitments

Lender	Revolving Loan Commitment	Pro Rata Share
Goldman Sachs Bank USA	$29,411,764	29.4118%
Morgan Stanley Bank N.A.	$23,529,412	23.5294%
Citibank, N.A.	$23,529,412	23.5294%
Bank of America, N.A.	$11,764,706	11.7647%
UBS AG, Stamford Branch	$11,764,706	11.7647%
Total	$100,000,000	100%

APPENDIX A-2-1

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

INOVALON HOLDINGS, INC.

4321 Collington Rd

Bowie, MD 20716

Attention:  Shauna Vernal, Chief Legal Officer

E-mail:      svernal@inovalon.com

Attention:  Thomas R. Kloster, Chief Financial Officer

E-mail:      tkloster@inovalon.com

in each case, with a copy (which will not constitute notice) to each of:

Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019-9601

Attention:  Spencer D. Klein

Facsimile:  (212) 468-7900

E-mail:       spencerklein@mofo.com

GOLDMAN SACHS BANK USA,

as Administrative Agent and a Lender

Administrative Agent’s Principal Office and as Lender:

Goldman Sachs Bank USA
c/o Goldman, Sachs & Co.
30 Hudson Street, 36th Floor
Jersey City, NJ 07302
Attention:  SBD Operations
Email:  gsd.link@gs.com

with a copy to:

Goldman Sachs Bank USA
200 West Street
New York, NY 10282-2198
Attention:  Anna Ashurov

APPENDIX B-1-1

BANK OF AMERICA, N.A.,

as a Lender

Bank of America, N.A.
414 Union Street
4th Floor, TN1-100-04-17
Nashville, TN 37219
Attn: E. Mark Hardison
Phone:   (615) 749.3026
E-mail : e.mark.hardison@baml.com

CITIBANK N.A.,

as a Lender

1615 Brett Road, Building III
New Castle, DE 19720
Attention: Loan Administration
E-mail: global.loans.support@citi.com

MORGAN STANLEY SENIOR FUNDING, INC.

MORGAN STANLEY BANK N.A.,

as a Lender

1585 Broadway, Floor 04
New York, NY  10036
Attention: Andrew Earls, Managing Director
E-mail: Andrew.Earls@morganstanley.com

with a copy to:

Attention: Jonathon Rauen
E-mail: Jonathon.Rauen@morganstanley.com

Attention: Diego Iñigo
E-mail: Diego.Inigo@morganstanley.com

UBS AG, STAMFORD BRANCH,

as a Lender

677 Washington Blvd.
Stamford, CT 06901
Tel:  (203) 719 7813
Fax:  (203) 719-3888
Attention:  Kun Jin
E-mail:  sh-obp@ubs.com

APPENDIX B-1-2

SCHEDULE 1.1
DEFINITIONS

Defined Term	Definition (or Section of this Agreement in which such Term is Defined)
“Adjusted Eurodollar Rate”

For any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing:

(i) (a) the rate per annum equal to the rate determined by Administrative Agent to be the London interbank offered rate administered by the ICE Benchmark Administration (or any other person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars displayed on the ICE LIBOR USD page of the Reuters Screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) if the rate referenced in the preceding clause (a) is not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by Bank of America, N.A. for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by:

(ii) an amount equal to (a) one (1) minus (b) the Applicable Reserve Requirement.

“Administrative Agent”	Preamble

“Affected Lender”	2.16(b)

“Affected Loans”	2.16(b)

“Affiliate”

As applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract

SCHEDULE 1.1-1

or otherwise.

“Agent”	Each of (i) Administrative Agent, (ii) each Arranger and (iii) any other Person appointed under the Credit Documents to serve in an agent or similar capacity.

“Agent Affiliates”	9.1(b)(iii)

“Agent Fee”	The “Agent Fee” defined in the Agent Fee Letter.

“Agent Fee Letter”	The Agent Fee Letter, dated as of the Closing Date, by and between Borrower and Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Agreement”	This Credit and Guaranty Agreement, dated as of the date of this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Aggregate Amounts Due”	2.15

“Aggregate Payments”	6.2

“Anti-Corruption Laws”	4.7(b)

“Applicable Margin”	With respect to any Loans, (i) if a Base Rate Loan, 0.25% per annum and (ii) if a Eurodollar Rate Loan, 1.25% per annum.

“Applicable Reserve Requirement”

At any time for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect to such Eurodollar Rate Loan against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement will reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan will be deemed to constitute Eurocurrency liabilities and as such will be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans will be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

SCHEDULE 1.1-2

“Applicable Revolving Loan Commitment Fee Percentage”	0.25% per annum.

“Approved Electronic Communications”

Any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent under any Credit Document or the transactions contemplated therein which is distributed to Agents or Lenders by means of electronic communications under Section 9.1(b).

“Arranger”	Preamble

“Asset Sale”

A sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or any Guarantor), in one transaction or a series of transactions, of all or any part of Borrower’ or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or after the date of this Agreement acquired, leased or licensed, including the Equity Interests of any of Borrower’ Subsidiaries, other than inventory (or other assets) sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued).

“Assignment Agreement”	An Assignment and Assumption Agreement substantially in the form of Exhibit C, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Closing Date”	9.6(b)

“Authorized Officer”

As applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, secretary, assistant secretary or treasurer of such Person as to which the secretary or an assistant secretary of such Person will have delivered an incumbency certificate to Administrative Agent as to the authority of such Authorized Officer.

“Bankruptcy Code”	Title 11 of the United States Code entitled “Bankruptcy,” as now and after the date of this Agreement in effect, or any successor statute.

“Base Rate”

For any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (iii) the sum of (a) the Adjusted Eurodollar Rate that would be payable on such day for a Eurodollar Rate Loan with a one-month interest period plus (b) one percent (1.0%). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate will be effective on the effective day of such

SCHEDULE 1.1-3

change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, respectively.

“Base Rate Loan”	A Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary”	Each Agent and Lender.

“Board of Governors”	The Board of Governors of the United States Federal Reserve System, or any successor to such Board of Governors of the United States Federal Reserve System.

“Borrower”	Preamble

“Borrowing”	The making of any Loan under this Agreement.

“Borrowing Date”	The date of any Borrowing.

“Borrowing Notice”	A notice substantially in the form of Exhibit A-1.

“Business Day”

(i) Any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease”

As applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash”	Money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents”

As at any date of determination, any of the following: (i) marketable securities issued by, or directly and unconditionally guaranteed as to interest and principal by, the United States Government (which may include any agency of the United States the obligations of which are backed by the full faith and credit of the United States), in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the

SCHEDULE 1.1-4

acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than three months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iii) above, (b) has net assets of not less than $5,000,000,000, and (c) has at least the ratings set forth in clauses (ii) and (iii) above from either S&P or Moody’s.

“Catalyst”	Catalyst Information Technologies, Inc., a Georgia corporation.

“Change in Law”

The occurrence, after the date of this Agreement, of any of the following (in each case, excluding proposals): (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; except that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, will in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control”

At any time, (i) at any time prior to consummation of a Qualified IPO, one or more Persons (whether acting individually or in concert), other than the Specified Holders, acquire beneficial ownership or control of more than 50% on a fully diluted basis of the voting interests in the Equity Interests of Borrower; (ii) at any time on or after consummation of a Qualified IPO any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Specified Holders (or any of them) acquires beneficial ownership or control of more than 35% on a fully diluted basis of the voting interests in the Equity Interests of Borrower; (iii) Borrower ceases to beneficially own and control 100% on a fully diluted basis of all Equity Interests of Company; or (iv) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Borrower cease to be occupied by Persons who either (a) were members of the board of directors of Borrower on the Closing Date, (b) were nominated for election by the board of directors of Borrower, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors or (c) were elected by the

SCHEDULE 1.1-5

stockholders of Borrower, whether acting individually or together, as long as a majority of the shares electing such directors, are held by stockholders of Borrower who (x) were stockholders of Borrower on the Closing Date, or (y) are Specified Affiliates of any Person who, on the Closing Date, was a stockholder of Borrower.

“Closing Date”	The date on which the initial Borrowing of Loans is made.

“Code”	The Internal Revenue Code of 1986, as amended to the date of this Agreement and from time to time after the date of this Agreement, and any successor statute.

“Collateral”	The “Pledged Collateral” as defined in the Pledge Agreement.

“Commitment”	Any Revolving Loan Commitment or Term Loan Commitment.

“Company”	Inovalon, Inc., a Delaware corporation and a wholly owned Subsidiary of Borrower.

“Compliance Certificate”	A Compliance Certificate substantially in the form of Exhibit H.

“Confidential Information”	9.17.

“Connection Income Taxes”	Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA”

For any period, an amount determined for Borrower and its Subsidiaries on a consolidated basis equal to (i) Consolidated Net Income, plus, to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for (a) consolidated interest expense, (b) provisions for taxes based on income, (c) total depreciation expense, (d) total amortization expense, and (e) non-Cash equity compensation expense, (f) other one-time, non-recurring expenses and (g) other non-Cash charges reducing Consolidated Net Income (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period), minus (ii) other non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period).

“Consolidated Net Income”

For any period, (i) the net income (or loss) of Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person in which Borrower or any of its Subsidiaries holds an Equity Interest but is not a Subsidiary of Borrower, except to the extent of the amount of dividends or other distributions actually paid

SCHEDULE 1.1-6

to Borrower or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or that Person’s assets are acquired by Borrower or any of its Subsidiaries, (c) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Plan, (e) the income (or loss) attributable to the early extinguishment of Indebtedness and (f) (to the extent not included in clauses (a) through (e) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Total Debt”

As at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Borrower and its Subsidiaries (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness) determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation”

As applied to any Person, any provision of any indenture, mortgage, deed of trust, contract, undertaking, agreement, Security or other instrument to which that Person is a party or by which it or any of its properties is bound.

“Contributing Guarantors”	6.2

“Conversion/Continuation Date”	The Closing Date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice”	A Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement”	A Counterpart Agreement substantially in the form of Exhibit G.

“Credit Documents”	Any of this Agreement, the Notes (if any), the Pledge Agreement (if any) and any Counterpart Agreement (if any).

“Credit Party”	Each of Borrower and each Guarantor.

“Currency Agreement”

Any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging foreign currency risk associated with Borrower’s and its Subsidiaries’ operations.

SCHEDULE 1.1-7

“Debt Incurrence Test”	A Leverage Ratio equal to or less than 4.00 to 1.00.

“Debtor Relief Laws”

The Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”	A condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender”

Subject to Section 2.20(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, will be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified Borrower or Administrative Agent in writing that it does not intend to comply with its funding obligations under this Agreement, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, will be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (such Lender will cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; except that a Lender will not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.20(b)) upon delivery of written notice of such determination to Borrower and each Lender.

SCHEDULE 1.1-8

“Deposit Account”	A demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disclosure Schedule”	The disclosure schedule attached to this Agreement as Exhibit E, as the same may be amended or otherwise modified from time to time.

“Disqualified Equity Interests”

Any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), under a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (i), (ii), (iii) or (iv) above, prior to the date that is 91 days after the Latest Maturity Date.

“Disqualified Lender”

Any of the following: (i) any corporate competitors of Borrower or any of its Subsidiaries specified by Borrower (in its sole reasonable discretion) and identified by their respective names, in writing, to Administrative Agent on or prior to the Closing Date, (ii) any additional corporate competitors of Borrower or any of its Subsidiaries specified by Borrower (in its sole reasonable discretion) and identified by their respective names, in writing, to Administrative Agent at any time, and from time to time, after the Closing Date, and (iii) each Affiliate of any Person described in the foregoing clauses (i) or (ii), in each case, that is clearly identifiable by its name as an Affiliate of such Person (whether or not such Affiliate is specified by Borrower and identified by its name in writing), but excluding for purposes of this clause (iii) any bona fide debt fund affiliates of any such Person that are primarily engaged in, or advise funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course.

“Dollars” / the sign “$”	The lawful money of the United States.

“Domestic Subsidiary”	Any Subsidiary organized under the laws of the United States, any State thereof or the District of Columbia.

“DQ List”	9.6(i).

“Eligible Assignee”

Any Person other than a natural person that is (i) a Lender, an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes of this Agreement), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys

SCHEDULE 1.1-9

loans in the ordinary course of business. No Defaulting Lender, Disqualified Lender, Credit Party or Affiliate of a Credit Party will be an Eligible Assignee.

“Employee Benefit Plan”

Any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was within six (6) years prior to the date of this Agreement sponsored, maintained or contributed to by, or required to be contributed by, Borrower or any of its Subsidiaries.

“Environmental Claim”

Any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) under or in connection with any actual or alleged violation of any Environmental Law or (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity.

“Environmental Laws”

All laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Equity Interests”

Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA”	The Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor to the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate”

As applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) with respect to Code Sections 412 and 430 and ERISA Section 302 only, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Borrower or any of its Subsidiaries will continue to be considered an ERISA Affiliate of Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Subsidiary and with respect to liabilities arising after such period for which Borrower or such Subsidiary could be liable under the Code or ERISA.

SCHEDULE 1.1-10

“ERISA Event”

(i) A “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Plan under Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Plan with two or more contributing sponsors or the termination of any such Plan resulting in liability to Borrower, any of its Subsidiaries or any of their respective Affiliates under Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the imposition of liability on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates under Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency under Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the IRS of notice of the failure of any Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (xi) the imposition of a Lien under Section 430(k) of the Code or ERISA, in each case, on Borrower or any of its ERISA Affiliates or a violation of Section 436 of the Code on Borrower or any of its ERISA Affiliates.

“Eurodollar Rate Loan”	A Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default”	Each of the conditions or events set forth in Section 7.1.

“Excluded Financial	All financial statements (other than the Historical Financial Statements and any financial statements

SCHEDULE 1.1-11

Information”

delivered pursuant to Sections 5.1(a) or 5.1(b)) of Borrower or any of its Subsidiaries or businesses, and all financial projections and forecasts, or any business plans or opportunities, of Borrower or any of its Subsidiaries or businesses.

“Exchange Act”	The Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Information”

(a) All Excluded Financial Information, (b) the DQ List, and (c) all product plans and designs, software, technology, inventions, trade secrets, know-how or other proprietary information of a like nature, in each case of or relating to Borrower or any of its Subsidiaries, including business practices, business relationships, concepts, prototypes, patentable and un-patentable inventions, patent applications, designs, business and product plans, systems and technologies, procedures, business, equity, and corporate records, pricing and customer lists, in each case of or relating to Borrower or any of its Subsidiaries.

“Excluded Taxes”

Any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment under a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than under an assignment request by Borrower under Section 2.21) or (ii) such Lender changes its lending office, except in each case to the extent that, in accordance with Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party to this Agreement or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18 (f) and (d) any U.S. withholding Taxes imposed under FATCA.

“Fair Share”	6.2

“Fair Share Contribution Amount”	6.2

“FATCA”

Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereunder and any agreement entered into pursuant to Section 1471(b)(1) of the Code, or any intergovernmental agreement with respect thereto whether currently in effect or as published and amended from time to time, provided any amended intergovernmental agreement is

SCHEDULE 1.1-12

substantively comparable and not materially more onerous to comply with.

“Federal Funds Effective Rate”

For any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day. If such day is not a Business Day, the Federal Funds Effective Rate for such day will be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day. If no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day will be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“First Priority”	With respect to any Lien purported to be created in any Collateral under the Pledge Agreement, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter”	A fiscal quarter of any Fiscal Year.

“Fiscal Year”	The fiscal year of Borrower and its Subsidiaries ending on December 31st of each calendar year.

“Foreign Lender”

(a) If Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.

“Foreign Subsidiary”	Any Subsidiary that is not a Domestic Subsidiary.

“Funding Guarantors”	6.2

“GAAP”	Subject to the provisions of Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Goldman Sachs”	Preamble

“Governmental Authority”

Any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

SCHEDULE 1.1-13

“Grantor”	As defined in the Pledge Agreement.

“Guaranteed Obligations”	6.1

“Guarantor”

(i) On the date of this Agreement, each of Company, Inovalon SME and Catalyst, and (ii) each Person that becomes a Guarantor after the date of this Agreement under Section 5.9. A Person that is released as a “Guarantor” under Section 5.9(b) or Section 6.12 will no longer constitute a “Guarantor” for purposes of this Agreement.

“Guaranty”	The guaranty of each Guarantor set forth in Section 6.

“Hazardous Materials”

All explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated under any Environmental Law.

“Hazardous Materials Activity”

Any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement”	Any exchange traded or over the counter derivative transaction, including under any Interest Rate Agreement or a Currency Agreement.

“Highest Lawful Rate”

The maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may after the date of this Agreement be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Historical Financial Statements”	4.4(a)

“Immediate Family Member”

A child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships of a natural Person of the type referred to in this definition.

SCHEDULE 1.1-14

“Increased-Cost Lenders”	2.21(a)

“Indemnitee”	9.3(a)

“Indebtedness”

As applied to any Person at any time of determination, without duplication, (i) all indebtedness for borrowed money, including outstanding reimbursement obligations under letters of credit that are due and payable; (ii) that portion of obligations with respect to Capital Leases that in accordance with GAAP should be classified as indebtedness on a balance sheet in conformity with GAAP; (iii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iv) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations, to the extent then due and payable at such time of determination (excluding any such obligations incurred under ERISA and excluding current accounts payable and accrued liabilities), which purchase price is (a) due more than twelve (12) months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby has been assumed by that Person or is nonrecourse to the credit of that Person (the amount of any Indebtedness of the type described in this clause (v) will be the lesser of (x) the amount of the indebtedness so secured, and (y) the fair market value of the property or assets on which such Lien has been granted); (vi) the face amount of any undrawn letter of credit that is covering indebtedness of the type described in clauses (i), (ii), (iii) or (iv) above and that is issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance, guarantee or similar support for any obligation or liability of another Person that is of the type described above, except that the amount of such obligation will be limited to the amount of such guarantee; or (ix) all obligations of such Person in respect of any Hedge Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise; except that in no event shall obligations under any such Hedge Agreement be deemed “Indebtedness” unless such obligations relate to a derivatives transaction that has been terminated and the obligations in respect thereof are required in accordance with GAAP to be classified as indebtedness on a balance sheet in conformity with GAAP.

“Indemnified Liabilities”

Collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee is designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws,

SCHEDULE 1.1-15

statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) breach of any of Borrower’s representations, warranties, or covenants in this Agreement, any other Credit Documents, the Mandate Letter, or the Agent Fee Letter; (ii) the transactions contemplated by the Credit Documents (including the Lenders’ agreement to make Loans or Borrower’s use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of the Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)) or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries.

“Indemnified Taxes”

(a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Inovalon SME”	Inovalon SME, LLC, a Delaware limited liability company.

“Installment”	2.10

“Interest Payment Date”

With respect to (i) any Loan that is a Base Rate Loan, (a) the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date and (b) the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan. In the case of each Interest Period of longer than ninety (90) days, “Interest Payment Date” will also include each date that is ninety (90) days, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period”

In connection with a Eurodollar Rate Loan, an interest period of thirty (30) days, sixty (60) days, ninety (90) days or one hundred eighty (180) days, as selected by Borrower in the applicable Borrowing Notice or Conversion/Continuation Notice, (i) initially, commencing on the Borrowing Date or Conversion/Continuation Date for such Eurodollar Rate Loan as the case may be; and (ii) after the Borrowing Date or Conversion/Continuation Date, commencing on the day on which the immediately preceding Interest Period expires. (a) If an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period will expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period will expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) will, subject to clauses (c) and (d), of this definition, end on the last Business Day of a

SCHEDULE 1.1-16

calendar month; (c) no Interest Period with respect to any portion of any Term Loans will extend beyond the Maturity Date applicable to the Term Loans; and (d) no Interest Period with respect to any portion of the Revolving Loans will extend beyond the Revolving Loan Commitment Termination Date.

“Interest Rate Agreement”

Any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or agreements, each of which is for the purpose of hedging the interest rate exposure associated with Borrower’s and its Subsidiaries’ operations.

“Interest Rate Determination Date”	With respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“IRS”	The Internal Revenue Service.

“Joint Venture”

A joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form. In no event will any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Latest Maturity Date”

At any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment under this Agreement at such time, in each case as extended in accordance with this Agreement from time to time.

“Lender”	Each financial institution listed on the signature pages to this Agreement as a Lender and any other Person that becomes a party to this Agreement under an Assignment Agreement.

“Leverage Ratio”

The ratio, calculated as of the end of any time of determination, of (i) Consolidated Total Debt as of such time of determination to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ended as of the last-ended Fiscal Quarter of Borrower. For purposes of calculating Consolidated Adjusted EBITDA, investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations made or effected by Borrower or any Subsidiary of Borrower after the date of this Agreement will be calculated on a pro forma basis giving effect to any such investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and changes in EBITDA resulting therefrom) as of the first day of the applicable four-Fiscal Quarter period.

“Lien”

Any mortgage, deed of trust, lien, security interest, pledge, encumbrance, charge or, with respect to Equity Interests, any purchase option, call option or similar right of a third party, except that precautionary or other filings filed in connection with operating leases of Borrower or any of its Subsidiaries will not constitute

SCHEDULE 1.1-17

Liens.

“Limited Confidential Information”

This Agreement, any other Credit Document or any of the Exhibits or Schedules hereto and thereto, excluding any Exhibits, Schedules or other notices, certificates or other documents that contain or include any Excluded Information.

“Loan”	Any Term Loan or any Revolving Loan, as the case may be.

“Mandate Letter”	9.20

“Material Adverse Effect”

A material adverse effect on (i) the business, operations, properties, assets or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole; (ii) the legality, validity, binding effect or enforceability against the Credit Parties, taken as a whole, of the Credit Documents to which they are parties; or (iii) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under the Pledge Agreement with respect to the Liens on the Collateral.

“Maturity Date”

With respect to the Term Loans, the earlier of (a) the fifth (5th) anniversary of the Closing Date, and (b) the date on which such Term Loans become due and payable in full under this Agreement, whether by acceleration or otherwise, and (ii) with respect to Revolving Loans, the earlier of (a) the Revolving Loan Commitment Termination Date, and (b) the date on which such Revolving Loans become due and payable in full under this Agreement, whether by acceleration or otherwise.

“Material Subsidiary”

A Subsidiary of Borrower that, as of the time of determination of whether such Subsidiary is a “ Material Subsidiary,” and together with its Subsidiaries, (i) generates more than 5.0% of Consolidated Adjusted EBITDA for the four (4) Fiscal Quarter period most recently ended or (ii) has total assets (including Equity Interests in other Subsidiaries and excluding investments that are eliminated in consolidation) of equal to or greater than 10.0% of the total assets of Borrower and its Subsidiaries , on a consolidated basis (a) as of June 30, 2014, or, after such date, or (b) as of the most recent date for which a consolidated balance sheet of Borrower has been delivered to Administrative Agent in accordance with Sections 5.1(a) or 5.1(b); except that if at any time there are Subsidiaries which are not classified as “Material Subsidiaries” but which collectively (i) generate more than 10.0% of Consolidated Adjusted EBITDA or (ii) have total assets (including Equity Interests in other Subsidiaries and excluding investments that are eliminated in consolidation) of equal to or greater than 10.0% of the total assets of Borrower and its Subsidiaries on a consolidated basis, then Borrower will promptly designate one or more of such Subsidiaries as Material Subsidiaries such that, after such designation, the Subsidiaries that are not Material Subsidiaries will (A) generate less than 10.0% of Consolidated Adjusted EBITDA and (B) have total assets of less than 10.0% of the total assets of Borrower and its Subsidiaries on a consolidated basis.

SCHEDULE 1.1-18

“Moody’s”	Moody’s Investors Service, Inc.

“MNPI”	Material, non-public information with respect to (i) Borrower, (ii) any of its Subsidiaries or (iii) the respective securities of any of the foregoing.

“Multiemployer Plan”	Any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Narrative Report”

With respect to the financial statements for which such Narrative Report is required, a narrative report describing the operations of Borrower and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Asset Sale Proceeds”

With respect to any Asset Sale by Borrower or any of its Subsidiaries, the aggregate amount of all cash proceeds (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable, purchase price adjustment, or otherwise, but only as and when received) received by Borrower or any of its Subsidiaries in respect of such Asset Sale, net of (i) all reasonable third-party attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees and commissions, title and recording tax expenses and other fees and expenses incurred by Borrower or any of its Subsidiaries in connection with such Asset Sale, (ii) all Taxes (including Taxes arising out of the distribution of such cash proceeds by a Foreign Subsidiary directly or indirectly to Borrower or any of its Subsidiaries by one or more intermediate Subsidiaries or another Subsidiary organized and existing under the laws of the United States of America or any political subdivision thereof (such Taxes, “Specified Taxes”)) paid or reasonably estimated to be payable as a result thereof, (iii) any liabilities or obligations associated with the property or assets disposed of in such Asset Sale and retained, indemnified or insured by Borrower or any of its Subsidiaries after such Asset Sale including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Sale, (iv) all payments made, and all installment payments required to be made, with respect to any obligation (x) that is secured by any property or assets subject to such Asset Sale, in accordance with the terms of any Lien upon such property or assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset sale, (v) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, or to any other Person (other than Borrower or any of its Subsidiaries) owning a beneficial interest in the property or assets disposed of in such Asset Sale and (vi) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by Borrower or any of its Subsidiaries, until such time as such claim shall have been settled or otherwise finally resolved or (y) paid or payable by Borrower or a Subsidiary, in either case in respect of such Asset Sale.

“Net Insurance/Condemnation	With respect to any Property Loss Event, the aggregate amount of all cash proceeds received by Borrower or

SCHEDULE 1.1-19

Proceeds”

any of its Subsidiaries (unless the repatriation to the United States of the related proceeds is prohibited or delayed by applicable local law or would in the good faith judgment of Borrower have an adverse tax consequence), net of (i) any actual and reasonable costs incurred by Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof, (ii) any other bona fide direct costs incurred in connection with such Property Loss Event and (iii) Taxes, including Specified Taxes.

“Non-Confidential Information”

Any information that (a) is or becomes publicly available through no breach of this Agreement by any Agent, Lender or any of their Affiliates, (b) is received from a third party source (other than Borrower, any of its Subsidiaries or any of their respective Affiliates) to the extent such information is not known by any Agent, Lender or any of their Affiliates to be subject to a confidentiality agreement (or similar agreement limiting or prohibiting disclosure) between such source and Borrower, any of its Subsidiaries or any of their respective Affiliates, as the case may be, (c) is approved for release by Borrower, or (d) is independently developed or is otherwise already in the possession of any Agent, Lender or any of their Affiliates and is not subject to a separate confidentiality agreement (or similar agreement limiting or prohibiting disclosure) with Borrower, any of its Subsidiaries or any of their respective Affiliates, as the case may be.

“Non-Consenting Lender”	2.21(c)

“Non-Defaulting Lender”	At any time, each Lender that is not a Defaulting Lender at such time.

“Note”	A Term Loan Note or a Revolving Loan Note.

“Notice”	A Borrowing Notice or a Conversion/ Continuation Notice.

“Obligations”

All monetary obligations of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents), Lenders or any of them, under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Obligee Guarantor”	6.7

“OFAC”	Office of Foreign Assets Control or any successor to such Office of Foreign Assets Control.

“Organizational Documents”

(i) With respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement,

SCHEDULE 1.1-20

as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles or certificate of organization or formation, as amended, and its operating agreement, as amended. If any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such Organizational Document will only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes”

With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction under, or enforced any. Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes”

All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made under Section 2.21.

“Participant Register”	9.6(g)(i)

“PATRIOT Act”	The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC”	The Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor entity performing similar functions.

“Permitted Liens”	Each of the Liens permitted under Section 5.5.

“Person”

Includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Plan”

Any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5)

SCHEDULE 1.1-21

of ERISA.

“Platform”	IntraLinks, SyndTrak or another similar electronic system.

“Pledge Agreement”

The Pledge Agreement to be executed by Borrower and each Guarantor substantially in the form of Exhibit F and otherwise in form and substance reasonable acceptable to Borrower and Administrative Agent, as it may be amended or otherwise modified from time to time.

“Prime Rate”

The rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office”

Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as Administrative Agent may from time to time designate in writing to Borrower and each Lender.

“Pro Rata Share”

(i) With respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders;

(ii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or Revolving Loans of any Lender, the percentage obtained by dividing (a) the Revolving Loan Exposure of that Lender by (b) the aggregate Revolving Loan Exposure of all Lenders; and

(iii) for all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (a) an amount equal to the sum of the Term Loan Exposure and the Revolving Loan Exposure of that Lender, by (b) an amount equal to the sum of the aggregate Term Loan Exposure and the aggregate Revolving Loan Exposure of all Lenders.

“Projections”

The financial projections of Borrower and its Subsidiaries for the period of Fiscal Year 2014 through and including Fiscal Year 2017, in the form furnished by Borrower to Administrative Agent on August 24, 2014.

“Property Loss Event”

(a) Any loss of or damage to property or assets of Borrower and any of its Subsidiaries that results in the receipt by such Person of proceeds of insurance (other than business interruption insurance or insurance covering cyber security or data breach events or similar matters or occurrences) or (b) any taking of property or assets of the Borrower and its Subsidiaries that results in the receipt by such Person of a compensation

SCHEDULE 1.1-22

payment in respect thereof.

“Public Lenders”	Lenders that do not wish to receive MNPI.

“Qualified IPO”

The issuance by Borrower or any direct or indirect parent company of Borrower of its common Equity Interests (and the contribution of any proceeds of such issuance to Borrower) in an underwritten primary public offering (other than a public offering under a registration statement on Form S-8) under an effective registration statement filed with the U.S. Securities and Exchange Commission (or any Governmental Authority succeeding to any of its principal functions) in accordance with the Securities Act (whether alone or in connection with a secondary public offering) resulting in (i) such Equity Interests being listed on a nationally-recognized stock exchange in the United States and (ii) gross proceeds of such offering of at least $200,000,000. For purposes of this definition, the term “common Equity Interests” may, at the election of Borrower, refer to Class A common Equity Interests in a dual-class structure.

“Recipient”	(a) Administrative Agent or (b) any Lender, in each case, as applicable.

“Register”	2.5(b)

“Regulation D”	Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T”	Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U”	Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X”	Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Fund”

With respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release”

Any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water

SCHEDULE 1.1-23

or groundwater.

“Replacement Lender”	2.21(c)

“Reportable Event”

Any “reportable event” as defined in Section 4043(c) of ERISA or the regulations issued thereunder (other than a Reportable Event as to which the 30-day notice requirement has been waived by applicable regulation) with respect to a Plan (other than a Plan maintained by Borrower or any of its ERISA Affiliates that is considered an ERISA Affiliate only under subsection (m) or (o) of Section 414 of the Code).

“Requisite Lenders”

At any time of determination, one or more Non-Defaulting Lenders holding more than 50% of the Total Exposure Amount of all such Non-Defaulting Lenders; provided that at all times during the period occurring after the earlier of (i) a Qualified IPO of Borrower, and (ii) such time when the aggregate outstanding principal amount of Term Loans has been reduced to $150,000,000 or less, if an Event of Default occurs and is continuing as a result of Borrower’s failure to observe or perform its obligations under Section 5.4 at a time when such section is in effect (pursuant to its terms), then, solely for purposes of exercising rights and remedies or making demands or requests under Section 7.2 in respect of such Event of Default, “Requisite Lenders” will be deemed to mean Revolving Lenders (that are Non-Defaulting Lenders) holding in excess of 50% of aggregate Revolving Loan Commitments or, if no such Commitments are then outstanding, in excess of 50% of the aggregate outstanding principal amount of Revolving Loans.

“Responsible Financial Officer”	Chief financial officer, treasurer, chief accounting officer or other senior financial officer.

“Revolving Loan Commitment”

The commitment of a Lender to make or otherwise fund any Revolving Loan under this Agreement. The amount of each Lender’s Revolving Loan Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement, subject to any adjustment or reduction required or permitted under this Agreement. The aggregate amount of the Revolving Loan Commitments as of the Closing Date is $100,000,000.

“Revolving Loan Commitment Effective Date”

The date designated by Borrower (in its sole discretion) at any time on or after the Closing Date, when either (a) a Qualified IPO of Borrower has been consummated or (b) the date on which the aggregate principal amount of Term Loans then outstanding does not exceed $200,000,000.

“Revolving Loan Commitment Period”	The period from the Revolving Loan Commitment Effective Date to but excluding the Revolving Loan Commitment Termination Date.

“Revolving Loan Commitment Termination Date”

The earliest to occur of (i) March 31, 2020, (iii) the date the Revolving Loan Commitments are permanently reduced to zero under Section 2.11 or 2.12, and (iv) the date of the termination of the Revolving Loan

SCHEDULE 1.1-24

Commitments under Section 7.2.

“Revolving Loan Commitments”	The Revolving Loan Commitment, in the aggregate, of all Lenders.

“Revolving Loan Exposure”

With respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Loan Commitments, that Lender’s Revolving Loan Commitment; and (ii) after the termination of the Revolving Loan Commitments, the sum of the aggregate outstanding principal amount of the Revolving Loans of that Lender.

“Revolving Lender”	A Lender having a Revolving Loan Commitment.

“Revolving Loan”	A Loan made by a Lender to Borrower under Section 2.2(a).

“Revolving Loan Note”	A promissory note in the form of Exhibit B-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“S&P”	Standard & Poor’s, a division of McGraw Hill Financial, Inc.

“Sanctions”	4.7(b)

“Sanctions Laws”	4.7(b)

“Secured Parties”

The Agents and Lenders and will include, without limitation, all former Agents and Lenders to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents or Lenders and such Obligations have not been paid or satisfied in full (other than contingent obligations as to which no claim or demand has been made).

“Securities”

Any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act”	The Securities Act of 1933, as amended from time to time, and any successor statute.

“Solvent”

With respect to any Person, (i) the sum of the liabilities (including contingent liabilities) of such Person and its Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets

SCHEDULE 1.1-25

of such Person and its Subsidiaries, on a consolidated basis, (ii) the fair value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of such Person and its Subsidiaries, on a consolidated basis, (iii) the capital of such Person and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business, and (iv) such Person and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time will be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5). For purposes of this definition (x) “fair value” means the amount at which the aggregate or total assets of a Person (including goodwill) would change hands between an independent willing buyer and an independent willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts and neither being under any compulsion to act, and (y) “present fair saleable value” means the amount that may be realized by an independent willing seller from an independent willing buyer if a Person’s aggregate or total assets (including goodwill) are sold with reasonable promptness in an arm’s length transaction under present conditions in an existing and not theoretical market.

“Specified Affiliate”

As to any Person, any of the following: (i) if such Person is a natural Person, such natural Person’s Immediate Family Member or trust or other estate planning vehicle for the benefit of (x) such natural Person or (y) one or more of such natural Person’s Immediate Family Members, or (ii) (x) any entity controlled, directly or indirectly, by such Person or any of the Persons described in clause (i) of this definition or (y) any subsidiary, Affiliate, parent, partner, member, limited partner, retired partner, retired member or stockholder of any of the Persons described in clause (ii)(x) of this definition. Solely as used in this definition, the term “Affiliate” means, as to any Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, including any general partner, officer or director of such Person and any venture capital or private equity fund or other collective investment vehicle now or after the date of this Agreement existing that is controlled by or under common control with one or more general partners or shares the same management company with such Person. Any holder of Equity Interests of Borrower on the Closing Date that is an Affiliate of a Specified Holder will be deemed to be a Specified Affiliate hereunder. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Specified Taxes”	As defined in the definition of “Net Asset Sale Proceeds.”

SCHEDULE 1.1-26

“Specified Holder”	Any of (i) Keith R. Dunleavy, (ii) Andre S. Hoffmann, and (iii) any Specified Affiliates of any of the foregoing.

“Standard Credit Information”

(a) The Historical Financial Statements and any financial statements delivered pursuant to Sections 5.1(a) or 5.1(b)), (b) any notice, certificate or other document delivered by Borrower pursuant to the terms of this Agreement or any other Credit Document and (c) information concerning compliance by Borrower with the terms of this Agreement and the other Credit Documents, in each case of clauses (a), (b) and (c), to the extent (but only to the extent) such financial statement or other information does not contain or include any Excluded Information.

“Subsidiary”

With respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. When determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person will be deemed to be outstanding. As of the date of this Agreement, the only Subsidiaries of Borrower are Company, Catalyst and Inovalon SME.

“Taxes”

All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority and all interest, penalties or other additions to tax with respect thereto.

“Term Loan”	A Term Loan made by a Lender to Borrower under Section 2.1(a).

“Term Loan Commitment”

The commitment of a Lender to make or otherwise fund a Term Loan. The amount of each Lender’s Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction required or permitted under this Agreement. The aggregate amount of the Term Loan Commitments as of the Closing Date is $300,000,000.

“Term Loan Commitments”	The Term Loan Commitment, in the aggregate, of all Lenders.

“Term Loan Exposure”

With respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender. At any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender will be equal to such Lender’s Term Loan Commitment.

SCHEDULE 1.1-27

“Term Loan Note”	A promissory note in the form of Exhibit B-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Terminated Lender”	2.21

“Total Exposure Amount”	On any date of determination (and without duplication), the sum of (i) the aggregate outstanding principal amount of all Loans, and (ii) the aggregate unfunded amount of all outstanding Commitments.

“Total Utilization of Revolving Loan Commitments”	As at any date of determination, the aggregate principal amount of all outstanding Revolving Loans.

“Traded Securities”	Any debt or equity Securities issued in a public offering or Rule 144A offering or other similar private placement.

“Type of Loan”	A Base Rate Loan or a Eurodollar Rate Loan.

“UCC”	The Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“United States”	The United States of America.

“U.S. Borrower”	Any Borrower that is a U.S. Person.

“U.S. Person”	Any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”	2.18(f)(ii)(B)(iii)

“Withholding Agent”	Any Credit Party and Administrative Agent.

SCHEDULE 1.1-28